REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of February 18, 2025,
among
HIMS & HERS HEALTH, INC.,
the Subsidiary Borrowers party hereto,
the Guarantors party hereto,
the Lenders and Issuing Banks party hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
and
JPMORGAN CHASE BANK, N.A.
and
MORGAN STANLEY SENIOR FUNDING, INC. and GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
    i

Section 11.7	Reporting	173
Section 11.8	Subsidiary Borrowers	174

    v

SCHEDULES
Schedule 1.1(a) — Permitted Holders
Schedule 2.1 — Commitments
Schedule 2.4 — Existing Letters of Credit
Schedule 3.6 — Disclosed Matters
Schedule 3.9 — Tax Matters
Schedule 3.12 — Subsidiaries
Schedule 3.18 — UCC Filing Jurisdictions
Schedule 5.14 — Post-Closing Obligations
Schedule 6.1 — Existing Indebtedness
Schedule 6.2 — Existing Liens
Schedule 6.5 — Existing Restrictions
Schedule 6.7 — Existing Investments
EXHIBITS
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Issuance Notice
Exhibit C — Form of Interest Election Request
Exhibit D-1 — Form of Revolving Loan Note
Exhibit D-2 — Form of Swing Line Note
Exhibit E — [Reserved]
Exhibit F — Form of Compliance Certificate
Exhibit G — Form of Maturity Date Extension Request
Exhibit H — Form of Counterpart Agreement
Exhibit I — Form of Solvency Certificate
Exhibit J — Form of Portfolio Interest Certificates
Exhibit K — Form of Borrower Supplement

REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of February 18, 2025, among HIMS & HERS HEALTH, INC., as Parent Borrower, the SUBSIDIARY BORROWERS from time to time party hereto, the GUARANTORS from time to time party hereto, the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender.
The Borrower Representative (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested that the Lenders make Loans to the Borrowers on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of the Borrowers on and after the Effective Date and at any time and from time to time prior to the Commitment Termination Date.
The proceeds of borrowings and the Letters of Credit hereunder are to be used for the purposes described in Section 5.9. The parties hereto are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.1Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Parent Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.0326 % and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.10% and (iii) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
(a)“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjustment Date” has the meaning set forth in the definition of “Applicable Rate”.
“Administrative Agent” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Agent-Related Person” has the meaning set forth in Section 10.3(d).
“Agreed Currencies” means Dollars and each Alternative Currency.
“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Agreement Currency” has the meaning set forth in Section 10.20.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for an Interest Period of one month as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currencies” means Canadian Dollars, Euros and Sterling.
“Ancillary Document” has the meaning set forth in Section 10.6(b).
“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering.
(b)“Applicable Parties” has the meaning assigned to it in Section 9.08.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means
(a) for any day, (x) with respect to any Revolving Loan that is a Term Benchmark Loan or an RFR Loan, (y) with respect to any Revolving Loan that is an ABR Loan or (z) with respect to the Commitment Fee Rate, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Loans / RFR Loans”, “ABR Loans” or “Commitment Fee Rate”, as the case may be, as determined on the Adjustment Date; provided that until the first Adjustment Date, the Applicable Rate will be determined pursuant to Level I below:

Level	Total Leverage Ratio	Term Benchmark Loans / RFR Loans	ABR Loans	Commitment Fee Rate
Level I	Less than or equal to 1.00 to 1.00	1.50%	0.50%	0.20%
Level II	Greater than 1.00 to 1.00, but less than or equal to 2.00 to 1.00	1.75%	0.75%	0.25%
Level III	Greater than 2.00 to 1.00	2.00%	1.00%	0.30%

; provided further that if a Specified Event of Default and has occurred and is continuing, the “Applicable Rate” shall be the applicable rates per annum set forth above in Level III.
Changes in the Applicable Rate resulting from changes in the Total Leverage Ratio shall become effective on third Business Day after the date on which financial statements have been delivered pursuant to Section 5.1(a) or (b) for the most recently ended fiscal quarter or fiscal year of the Parent Borrower (such Business Day, the “Adjustment Date”), commencing with the first full fiscal quarter of the Parent Borrower following the Effective Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements have been delivered, the Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for purposes of this definition be deemed to be Level III.
(b) for any day, with respect to the Incremental Term Loans, the rate per annum as shall be agreed by the Borrower Representative and the applicable Incremental Term Loan Lenders as shown in the Incremental Agreement.
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Application” means an application, in a form as the applicable Issuing Bank may specify as the form for use by its customers from time to time, executed and delivered by the Borrower Representative to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank to issue a Letter of Credit.
“Approved Borrower Portal” has the meaning assigned to it in Section 9.8.
“Approved Fund” has the meaning set forth in Section 10.4.
“Arrangers” means JPMCB, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, each in its capacity as a joint lead arranger and joint bookrunner, and any successor thereto.
“Asset Sale” means a sale, lease (as lessor or sublessor), license (as licensor or sublicensor), sale and leaseback, exchange, transfer or other disposition (including through an exclusive license or sublicense that is treated as a sale of assets for Tax purposes) to, any Person, in one transaction or a series of transactions, of any part of Parent Borrower’s or any of its Subsidiaries’ material businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of Parent Borrower’s Subsidiaries, other than:
(a)inventory (or other assets, including intangible assets other than Intellectual Property) sold, leased or licensed out in the ordinary course of business;
(b)damaged, obsolete, unusable, surplus or worn-out property;
(c)sales or other dispositions of Cash Equivalents and Marketable Securities for the fair market value thereof;
(d)dispositions of property (including the sale of any Equity Interest owned by such Person) from (i) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor, (ii) any Subsidiary that is not a Guarantor to any Domestic Loan Party or (iii) any Loan Party to any Domestic Loan Party;
(e)dispositions of property in connection with casualty or condemnation events;

(f)dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business;
(g)dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
(h)dispositions permitted by clause (a) of Section 6.3;
(i)Permitted IP Transfers;
(j)dispositions of assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by the Borrower Representative);
(k)any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties for fair market value (as determined in good faith by the Borrower Representative); provided that (i) no Default or Event of Default exists at the time of or would result from such disposition, (ii) Parent Borrower is in compliance with the financial covenants set forth in Section 6.8 hereof on a Pro Forma Basis, and (iii) the sum of (A) the aggregate consideration received or to be received in respect of such disposition plus (B) the aggregate consideration received or to be received in respect of all other dispositions effected in reliance on this clause prior to or concurrently with such disposition shall not exceed 30 % of Consolidated Total Assets of Parent Borrower and its Subsidiaries at the time of such disposition;
(l)any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties by a Foreign Subsidiary to a Loan Party or another Foreign Subsidiary; and
(m)any abandonment or failure to maintain Intellectual Property (or rights relating thereto) that is not material to and is no longer desirable in the conduct of the business of Parent Borrower or its Subsidiaries.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning set forth in Section 2.19(a).
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.4(a).
“Availability Period” means the period from and including the Effective Date to but excluding the Commitment Termination Date.
“Available Incremental Amount” has the meaning set forth in Section 2.19(a)(ii).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an

Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Benchmark” means, initially, with respect to any (i) RFR Loan, in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollar Borrowings and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars;
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest

Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(3)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(4)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current

Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(5)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(6)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(7)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Directors” means the board of directors or comparable governing body of a Borrower or any committee thereof duly authorized to act on its behalf.
“Borrower” or “Borrowers” means, individually or collectively, (a) Parent Borrower and (b) any Subsidiary that is designated as a Borrower by Parent Borrower pursuant to Section 11.8, which Subsidiary shall have delivered a Borrower Supplement in accordance with Section 11.8(a) (each such Subsidiary that becomes a Borrower, a “Subsidiary Borrower”). With respect to a particular Loan, “Borrower” or “Borrowers” shall refer to the Borrower under such Loan, as the context requires.
“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
“Borrower Representative” has the meaning assigned to such term in Section 11.1.
“Borrower Supplement” means a Borrower Supplement substantially in the form of Exhibit K.
“Borrowing” means (a) Revolving Borrowing or (b) a Swing Line Loan.
“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.5, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day, (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (d) in relation to Loans denominated in Canadian Dollars and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans or any other dealings in Canadian Dollars, any day (other than a Saturday or a Sunday) on which dealings in deposits in Canadian Dollars are conducted by and between banks in Toronto, Ontario (Canada).
“Canadian Dollars” or “Cdn$” means the lawful currency of Canada.

“Canadian Prime” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Canadian Prime Rate.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.
“Cash Equivalents” means
(1)United States dollars, or money in other currencies received in the ordinary course of business,
(2)U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,
(3)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,
(4)repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,
(5)commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,
(6)securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s,

(7)money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above;
(8)in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and
(9)additional Cash Equivalents to the extent approved by the Parent Borrower’s written investment policy to the extent such policy has been approved by the Administrative Agent.
“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Parent Borrower or any of its Subsidiaries and (b) commercial credit card and purchasing card services provided to Parent Borrower or any of its Subsidiaries.
“Cash Management Services Agreement” means any agreement with respect to the provision of Cash Management Services to Parent Borrower or any of its Subsidiaries.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Canadian Prime Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and (b) each Subsidiary of any such controlled foreign corporation described in clause (a) above.
“CFC Holdco” means each Subsidiary of Parent Borrower (other than the Borrowers) substantially all the assets of which consist of Equity Interests in (or Equity Interests in and Indebtedness of) one or more CFCs or CFC Holdcos.
“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, individually or in the aggregate, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent Borrower (the “Total Voting Power”), unless either (i) the Permitted Holders beneficially own a majority of the Total Voting Power or (ii) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the Total Voting Power represented by the shares beneficially owned by the Permitted Holders exceeds the Total Voting Power represented by shares beneficially owned by such acquiring Person or group.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 10.14.
“Class” means, (a) when used in reference to the Lenders, (i) Lenders having Commitments or outstanding Revolving Loans and (ii) Lenders having any other separate class of commitments or loans made pursuant to the terms of this Agreement, and (b) when used in reference to any Loan or Borrowing, each class of Loans or the Borrowing comprising such Loans being: (i) Revolving Loans, (ii) Swing Line Loans and (iii) any other separate class of loans made pursuant to the terms of this Agreement.
(n)“Closing Date” shall mean February 18, 2025.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders hereunder, or any successor collateral agent.
“Collateral Documents” means the Security Agreement, the Foreign Collateral Documents entered into pursuant to Section 11.8, if any, the Mortgages, if any, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Lenders, a Lien on any Collateral of that Loan Party as security for the Obligations.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4; provided that at no time shall the Revolving Exposure of any Lender exceed its Commitment. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.1 opposite such Lender’s name. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $175,000,000.
“Commitment Fee Rate” means the applicable rate per annum set forth in the definition of “Applicable Rate” under the caption “Commitment Fee Rate” and as determined pursuant to the definition of “Applicable Rate” and Section 2.11.
“Commitment Increase” has the meaning set forth in Section 2.19(a).
“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date the Commitments are permanently reduced to zero pursuant to Section 2.8, and (c) the date of the termination of the Commitments pursuant to Article VIII.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning set forth in Section 10.1(d).
“Competitors” has the meaning set forth in the definition of “Disqualified Lender”.
“Consenting Lender” has the meaning set forth in Section 2.20(a).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, all as determined on a consolidated basis, without duplication and (except with respect to clause (l)) to the extent deducted in determining Consolidated Net Income for such period, the sum of:
(a)consolidated tax expense based on income, profits or capital, including, without limitation, foreign, state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period,
(b)total interest expense, and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations or such derivative instruments, and financial institution and letter of credit fees and costs of surety bonds in connection with financing activities plus expenses associated with the equity component of, and any mark to market losses with respect to, convertible debt instruments,
(c)depreciation and amortization expense,
(d)amortization of intangibles (including, but not limited to, goodwill),
(e)extraordinary, unusual or non-recurring charges or losses,
(f)non-cash equity-based compensation expenses and payroll tax expense related to equity- based compensation expenses,
(g)any other non-cash charges, non-cash expenses or non-cash losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), including goodwill and tangible and intangible asset impairment charges; provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made,
(h)accruals or expenses related to settlements or payment of legal claims,
(i)fees, expenses and other transaction costs associated with this Agreement, the other Loan Documents and the Transactions and with any actual, proposed or contemplated issuance of Equity Interests, the making of any Investment, Acquisition, Joint Venture or disposition, or the issuance or incurrence of Indebtedness (including Incremental Equivalent Debt) or refinancings,
(j)in connection with Acquisitions of Foreign Subsidiaries, expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP,
(k)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non- cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (iii) below for any previous period and not added back, and

(l)the amount of “run rate” net cost savings, cost synergies and operating expense reductions projected by the Parent Borrower in good faith to be realized as a result of specified actions taken prior to the end of such fiscal period, or with respect to any net cost savings, cost synergies and/or operating expense reductions arising solely as a result of an Acquisition which are expected to be taken within 18 months of the closing of such Acquisition (in each case calculated on a pro forma basis as though such net cost savings, cost synergies and/or operating expense reductions had been realized on the first day of such fiscal period and as if such net cost savings, cost synergies and operating expense reductions were realized during the entirety of such fiscal period), in each case net of the amount of actual benefits realized during such fiscal period from such actions; provided that: (i) such net cost savings, cost synergies and operating expense reductions (x) are reasonably identifiable and factually supportable, (y) have been determined by the Parent Borrower in good faith to be reasonably anticipated to be realized within 18 months following the taking of the applicable actions giving rise thereto and (z) are set forth in reasonable detail on a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent and (ii) the aggregate amount of net cost savings, cost synergies and operating expense reductions included in Consolidated EBITDA pursuant to this clause (l) and clause (m) below in any Test Period shall not exceed 20% of Consolidated EBITDA determined for the applicable period prior to giving effect to amounts included pursuant to this clause (l) and clause (m) below,
(m)any restructuring and similar charges, accruals, reserves, costs and expenses; provided that the aggregate amount of restructuring and similar charges, accruals, reserves, costs and expenses included in Consolidated EBITDA pursuant to this clause (m) and clause (l) above in any Test Period shall not exceed 20% of Consolidated EBITDA determined for the applicable period prior to giving effect to amounts included pursuant to this clause (m) and clause (l) above,
(n)any currency translation losses (including any currency hedging losses) for such period, and
(o)any earnout payments or related non-cash changes in values of those earnouts or other contingent obligations in connection with acquisitions, and minus, without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of:
(i)interest income,
(ii)any unusual or non-recurring income or gains,
(iii)any other non-cash income other than accrual of revenue in the ordinary course of business (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above); and
(iv)any currency translation gains (including any currency hedging gains) for such period.
“Consolidated Net Income” means, for any period, the net income or loss of Parent Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in the determination of Consolidated Net Income the effect of:
(a)with respect to any Subsidiary that is not wholly owned but whose net income is consolidated in whole or in part with the net income of Parent Borrower, the income of such Subsidiary solely to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any law applicable to such Subsidiary; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Subsidiary to Parent Borrower or any other Subsidiary;
(b)any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations (including pursuant to any sale and leaseback) which is not sold or otherwise disposed of in the ordinary course of business;
(c)the cumulative effect of a change in accounting principles; and
(d)any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any consummated Acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).
In addition, to the extent not already included in Consolidated Net Income, proceeds from any business interruption insurance received in such period or which is reasonably expected to be received in a subsequent period and within one year of the underlying loss shall be added to Consolidated Net Income; provided that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.
“Consolidated Total Assets” means, at any date of determination, the total amount of assets of Parent Borrower and its Subsidiaries (or of any Subsidiary of Parent Borrower and its Subsidiaries, as the context requires), as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) or Section 3.4(a) of this Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Debt Security” means any unsecured debt security the terms of which provide for the conversion or exchange thereof into Equity Interests, cash or a combination of Equity Interests and cash with such amount of cash and Equity Interests determined by reference to the Parent Borrower’s common stock.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Domestic Loan Party pursuant to Section 5.10.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.19.
“Credit Extension” has the meaning set forth in Section 4.2.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) and (iii) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term CORRA).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such

SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning set forth in Section 2.20(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified any Borrower, any Issuing Bank, Swing Line Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrower Representative, to confirm in writing to the Administrative Agent, the Issuing Banks and the Borrower Representative that it will comply with its prospective funding obligations and participations in then outstanding Letters of Credit and Swing Line Loans hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Banks and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Line Lender and each Lender.
“Direct Borrower Obligations” shall mean any Obligations of a Borrower in its capacity as a Borrower under this Agreement, or as a counterparty or direct obligor with respect to any Secured Swap Agreement or any Secured Cash Management Services Agreement.
“Disbursement Date” has the meaning set forth in Section 2.4(d).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (excluding any provisions requiring redemption upon the occurrence of a change of control or asset sale event; provided that such change of control or asset sale event results in payment in full of the Obligations), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part (excluding any provisions requiring redemption upon the occurrence of a change of control or asset sale event; provided that such change of control or asset sale event results in payment in full of the Obligations), or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.
“Disqualified Institutions” has the meaning set forth in the definition of “Disqualified Lender”.
“Disqualified Lender” means, collectively, (a) any Person that is a competitor or potential competitor of Parent Borrower and its Subsidiaries or any investor in any such competitor or potential competitor, in each case as determined in good faith by the Parent Borrower and to the extent identified by the Borrower Representative to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time (“Competitors”), (b) those banks, financial institutions and other Persons separately identified by name by the Borrower Representative to the Administrative Agent in writing on or before the Effective Date(those banks, financial institutions and other Persons under this clause (b) are collectively referred to as the “Disqualified Institutions”) and (c) any Subsidiary of a Competitor or a Disqualified Institution, other than bona fide debt funds that would not be a Competitor or a Disqualified Institution but for this clause (c), that are (x) identified in writing by the Borrower Representative to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time or (y) clearly identifiable as affiliates solely on the basis of the similarity of its name (provided that neither the Administrative Agent nor any Lender shall have any obligation to carry out due diligence in order to identify such affiliates). The identification of any Competitor or Disqualified Institution after the Effective Date shall become effective three Business Days after delivery to the Administrative Agent (by electronic mail to JPMDQ_Contact@jpmorgan.com) and the Lenders (including by delivering a list provided to the Administrative Agent), and shall not apply retroactively to disqualify the assignment, participation or other transfer of an interest in Commitments or Loans that was effective prior to the effective date of such supplement (but such Person shall not be able to increase its Commitments or participations hereunder); provided that, for the avoidance of doubt, such Person shall thereafter be considered a Disqualified Lender. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform).
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.
“Domestic Borrower” means each Borrower that is a Domestic Loan Party.
“Domestic Loan Party” means any Loan Party, other than a Loan Party that is a Foreign Subsidiary.
“Domestic Subsidiary” means any Subsidiary of Parent Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia (other than a Subsidiary of Parent Borrower that is a CFC Holdco).
“DQ List” has the meaning set forth in Section 10.4(e).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of Parent Borrower or any Subsidiary of Parent Borrower directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that would be deemed at any relevant time to be a single employer or otherwise aggregated or under common control with a Loan Party or a Subsidiary of Parent Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan; (b) the termination of any Pension Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) any Loan Party or any ERISA Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA (whether or not waived) with respect to any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (h) the complete or partial withdrawal of any Loan Party, Subsidiary of Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning set forth in Article VIII.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by law, regulation or any contractual obligation existing from guaranteeing the Secured Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty unless such consent, approval, license or authorization has been received or would, contemporaneous with the Effective Date, be received (provided that (i) with respect to any Subsidiary existing on the Effective Date, any such contractual obligation containing such a prohibition was in existence on the Effective Date and (ii) with respect to any Subsidiaries acquired or created after the Effective Date, such prohibition is not the result of a contractual obligation that arose solely in contemplation of such Subsidiary satisfying this definition); (b) any Immaterial Subsidiary; (c) any Foreign Subsidiary and (d) subject to Section 10.18(a), any Subsidiary that is not a wholly owned Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Guarantor, at the time the Guarantee of such Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower Representative under Section 2.18(b)), any United States withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender was entitled, at the time of designation of a new lending office, or such Lender’s assignor was entitled, immediately before the assignment, to receive additional amounts from the Borrower Representative with respect to such withholding tax pursuant to Section 2.16(a), (c) or (d), (c) withholding Taxes imposed under FATCA, and (d) any Taxes attributable to such Recipient’s failure to comply with Section 2.16(e).
“Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.4.
“Existing Maturity Date” has the meaning set forth in Section 2.20(a).
“Extension Effective Date” has the meaning set forth in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security.
“Financial Officer” means the chief financial officer, chief accounting officer, head of finance, vice president of finance or corporate controller of the Parent Borrower.
“First Lien Leverage Ratio” means, at any date of determination, the ratio of (a) Total Indebtedness that is secured by a first priority lien on any of the assets or property of any Loan Party or Subsidiary of the Parent Borrower (including the Loans) as of such date (less Unrestricted Cash for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) in excess of $50,000,000) to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b).
“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert- Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Notice” has the meaning assigned thereto in Section 5.13(a)(iv).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Daily Simple RFR, the Canadian Prime Rate, Adjusted Term CORRA Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Daily Simple RFR, the Canadian Prime Rate, Adjusted Term CORRA Rate or the Central Bank Rate shall be zero.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Collateral Documents” means any agreement or instrument entered into by any Foreign Subsidiary Borrower that is reasonably requested by the Collateral Agent providing for a Lien over the assets (including shares of other Subsidiaries) of such Foreign Subsidiary Borrower.
“Foreign Collateral Requirement” means the requirement that, with respect to any Foreign Subsidiary Borrower:
(a)the Collateral Agent shall have received from such Foreign Subsidiary Borrower and, if applicable, its subsidiaries a counterpart of each Foreign Collateral Document relating to the assets (including the Equity Interests of its subsidiaries) of such Foreign Subsidiary Borrower, excluding assets as to which the Collateral Agent shall determine in its reasonable discretion, after consultation with the Borrower Representative, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby;
(b)all documents and instruments (including legal opinions) required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created over the assets specified in clause (a) above and perfect such Liens to the extent required by, and with the priority required by, such Foreign Collateral Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and
(c)such Foreign Subsidiary Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of such Foreign Collateral Documents, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
“Foreign Subsidiary” means (a) any Subsidiary of Parent Borrower that is not a Domestic Subsidiary, (b) any Subsidiary of Parent Borrower that is a Subsidiary of a CFC or a Subsidiary of a CFC Holdco and (c) any Subsidiary of Parent Borrower whose provision of a Guarantee would result in an investment in “United States property” (within the meaning of Section 956 of the Code) or would otherwise result in a material adverse tax consequence to Parent Borrower or any of its Affiliates, as reasonably determined by Borrower Representative.
“Foreign Subsidiary Borrowers” means any wholly owned Foreign Subsidiary of the Parent Borrower organized under the laws of Canada, England and Wales, Ireland, any other member nation of the European Union or any other nation in Europe reasonably acceptable to the Lenders and the Collateral Agent that becomes a party to this Agreement in accordance with the requirements set forth in Section 11.8 (it being understood that as of the Effective Date, there are no Foreign Subsidiary Borrowers).

“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).
“Grantor” has the meaning set forth in the Security Agreement.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligation” has the meaning set forth in Section 7.1.
“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering to the Administrative Agent a signature page hereto or a Counterpart Agreement; provided that (x) for purposes of Article VII, the term “Guarantors” shall also include any Domestic Borrower (except with respect to such Borrower’s Direct Borrower Obligations), and (y) an Excluded Subsidiary shall not be required to be a Guarantor. With respect to a particular Loan, “Guarantor” or “Guarantors” shall refer to the Guarantor under such Loan, as the context requires.
“Guaranty” means the guaranty of each Guarantor set forth in Article VII.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means, at any time of determination, each Subsidiary of Parent Borrower (other than the Borrowers) (a) whose Consolidated Total Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the Consolidated Total Assets of Parent Borrower and its Subsidiaries at such date and (b) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the consolidated gross revenues of Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, as of the most recent date or period referred to in clause (a) or (b) above, the combined Consolidated Total Assets or the combined consolidated gross revenues of all Subsidiaries that would constitute Immaterial Subsidiaries in accordance with clause (a) and (b) above shall have exceeded 15% of the Consolidated Total Assets of Parent Borrower and its Subsidiaries at such date or 15% of consolidated gross revenues of Parent Borrower and its Subsidiaries for such period, then one or more of such Subsidiaries that would otherwise be an Immaterial Subsidiary shall for all purposes of this Agreement automatically be deemed to not be an Immaterial Subsidiary in descending order based on the amounts of their Consolidated Total Assets or consolidated gross revenues, as the case may be, until such excess shall have been eliminated.
“Increase Lender” has the meaning set forth in Section 2.19(a).
“Incremental Agreement” has the meaning set forth in Section 2.19(b).
“Incremental Equivalent Debt” has the meaning set forth in Section 2.19(d).
“Incremental Term Loan Commitment” has the meaning set forth in Section 2.19(a).
“Incremental Term Loan Facility”    means any Incremental Term Loan made pursuant to Section 2.19 and any provisions herein related thereto.
“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loans” has the meaning set forth in Section 2.19(a).
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accounts payable incurred in the ordinary course of business, (ii) purchase price adjustments, earnouts, seller notes, holdbacks and other similar deferred consideration payable in connection with Acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, the Indebtedness of the Borrowers and its Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space), which obligations (x) would be required to be classified and accounted for as an operating lease under GAAP as existing on the Effective Date or (y) would be required to be classified and accounted for as a Capital Lease Obligation at any time due to build- to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.3(c).
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.
“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) to (b) Interests Expense for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b).
“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.7, which shall be substantially in the form of Exhibit C.
“Interest Expense” means the consolidated interest expense of Parent Borrower and its Subsidiaries on borrowed money to the extent paid or payable in cash (net of cash payments received in respect of interest rate hedging transactions under Swap Agreements).
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swing Line Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (d) with respect to any Swing Line Loan, the day such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to (i) any Term Benchmark Borrowing (other than any Term CORRA Borrowing), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability of the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower Representative may elect, and (ii) any Term CORRA Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Term CORRA Rate), as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions (including by way of equity investment) by Parent Borrower or any of its Subsidiaries to any other Person (other than any Domestic Loan Party); provided that Investment shall not include any Acquisitions.
“IRS” means the U.S. Internal Revenue Service.
“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998”, International Chamber of Commerce Publication Number 590 (or such later version thereof as may be acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit B.
“Issuing Bank” means (a) each of JPMCB, Morgan Stanley Bank, N.A. and Goldman Sachs Bank USA, and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.4(h)), each in its capacity as an issuer of Letters of Credit hereunder and together with its permitted successors and assigns in such capacity. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit).
“Issuing Bank Sublimit” means, at any time, (a) with respect to JPMCB in its capacity as Issuing Bank, $16,000,000, (b) with respect to Morgan Stanley Bank, N.A. in its capacity as Issuing Bank, $14,000,000, (c) with respect to Goldman Sachs Bank USA in its capacity as Issuing Bank, $10,000,000 and (c) with respect to any Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i), such amount as set forth in the agreement referred to in Section 2.4(i) evidencing the appointment of such Lender (or its designated Affiliate) as an Issuing Bank.

“Joint Bookrunner” means JPMCB, Morgan Stanley Bank, N.A. and Goldman Sachs Bank USA, in their capacity as joint bookrunners, and any successor thereto.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, including its successors and its designated branch offices or affiliates (and their respective successors).
“Judgment Currency” has the meaning set forth in Section 10.20.
“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates that is counterparty to a Swap Agreement or provider of Cash Management Services pursuant to a Cash Management Services Agreement, as applicable, including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into (or issuance of) such Swap Agreement or Cash Management Services Agreement, as applicable, but subsequently ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be.
“Lender-Related Person” has the meaning set forth in Section 10.3(b).
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” means a standby letter of credit, including the Existing Letters of Credit, issued or to be issued by an Issuing Bank pursuant to this Agreement in a form and substance approved by such Issuing Bank.
“Letter of Credit Sublimit” means the lesser of (a) $40,000,000 and (b) the aggregate unused amount of the Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the sum of the aggregate maximum amounts which are, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the sum of the aggregate amounts of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of a Borrower. The Letter of Credit Usage of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Usage at such time, adjusted to give effect to any reallocation under Section 2.21 of the Letter of Credit Usage of Defaulting Lenders in effect at such time.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Conditionality Acquisition” means any Acquisition not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Counterpart Agreement, the Collateral Documents and any agreements, documents or certificates executed by any Borrower in favor of any Issuing Bank relating to Letters of Credit, the Borrower Supplement and any other agreement entered into in connection herewith by any Borrower or any Loan Party with or in favor of the Administrative Agent, the Collateral Agent or the Lenders and designated by the terms thereof as a “Loan Document”.
“Loan Document Obligations” has the meaning set forth in the definition of “Obligations”.
“Loan Parties” means the Borrowers and the other Guarantors.
“Loans” means the loans made by the Lenders to any Borrower pursuant to this Agreement (including any loan made pursuant to a Commitment Increase or an Incremental Term Loan Facility).
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.
“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to the Parent Borrower’s investment policy as approved by the Board of Directors (or committee thereof) of the Parent Borrower from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of Parent Borrower and its Subsidiaries taken as a whole or (b) the rights and remedies, taken as a whole, of the Lenders, the Issuing Banks or the Administrative Agent under this Agreement or of any Agent, any Issuing Bank, any Lender or any other Secured Party under the Loan Documents.
“Material Domestic Subsidiary” means, at any time of determination, each Domestic Subsidiary of Parent Borrower that is not an Immaterial Subsidiary.
“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of Parent Borrower and its Subsidiaries in a principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent Borrower or any Subsidiary of Parent Borrower in respect of any Swap Agreement at any time shall be the maximum aggregate principal amount (giving effect to any netting agreements) that Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Intellectual Property” means all Intellectual Property that is material to the business of the Loan Parties and their respective Subsidiaries.
“Material Real Estate” means any fee-owned domestic Real Estate Asset owned by a Loan Party having a fair market value equal to or greater than $15,000,000.

“Maturity Date” means (a) February 18, 2028 or (b) with respect to the Commitments of Consenting Lenders, as such date may be extended pursuant to Section 2.20; provided if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maturity Date Extension Request” means a request by the Borrower Representative, in the form of Exhibit G hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.
“Maximum Leverage Ratio” has the meaning set forth in Section 6.8.
“Maximum Rate” has the meaning set forth in Section 10.14.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the applicable Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property, in form and substance reasonably agreed to by the Borrower Representative and the Administrative Agent (with such changes thereto as may be necessary to account for local law matters) as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Mortgaged Property” means each Material Real Estate for which a Mortgage is required pursuant to Section 5.13.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute) a Loan Party, any Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which a Loan Party, any Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Loan Party, or any Subsidiary, primarily for the benefit of employees of such Loan Party, or Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” means a Revolving Loan Note or a Swing Line Note.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all amounts owing by any Loan Party to any Agent, any Issuing Bank, any Lender or any Lender Counterparty pursuant to the terms of (i) this Agreement or any other Loan Document (including reimbursement of amounts drawn under Letters of Credit and all interest which accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable) (collectively, the “Loan Document Obligations”), (ii) any Secured Swap Agreement (including payments for early termination of any Secured Swap Agreements) or (iii) any Secured Cash Management Services Agreement; provided that Obligations shall exclude Excluded Swap Obligations.
“Obligee Guarantor” has the meaning set forth in Section 7.6.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Borrower Representative’s request pursuant to Section 2.18(b)).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Borrower” means Hims & Hers Health, Inc., a Delaware corporation.
“Participant” has the meaning set forth in Section 10.4.
“Participant Register” has the meaning assigned to such term in Section 10.4(c)(iii).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment” has the meaning assigned to it in Section 9.4(c).
“Payment Notice” has the meaning assigned to it in Section 9.4(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by any Loan Party, any Subsidiary or any ERISA Affiliate or with respect to which any Loan Party, any Subsidiary or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which a Loan Party, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Perfection Certificate” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the Collateral of each Loan Party.
“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.
“Permitted Bond Hedge Transaction” means any forward purchase, accelerated share repurchase, call or capped call option (or substantively equivalent derivative transaction) relating to Parent Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent Borrower) purchased by Parent Borrower in connection with the issuance of any Convertible Debt Security and settled in common stock of Parent Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Parent Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Parent Borrower.
“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law or in contract, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;
(c)Liens incurred or pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent Borrower or any Subsidiary of Parent Borrower or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)Liens incurred or pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice;
(e)Liens securing, or otherwise arising from, judgments and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;
(g)easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business of Parent Borrower or any Subsidiary of Parent Borrower;
(h)rights of recapture of unused real property (other than any Mortgaged Real Property) in favor of the seller of such property set forth in customary purchase or lease agreements and related arrangements;
(i)to the extent constituting a Lien, Permitted IP Transfers;
(j)rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(k)Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;
(l)Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to any Borrower and any other Subsidiaries;

(m)servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of Parent Borrower or any of its Subsidiaries, in each case that do not secure any obligations for money borrowed and do not materially detract from the value of the affected property or interfere with the conduct of business of Parent Borrower or any Subsidiary of Parent Borrower; and
(n)Liens on any Collateral securing any obligation in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created by the Collateral Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties or pension fund obligations.
“Permitted Holders” means (a) any Person listed on Schedule 1.1(a), (b) any Affiliate of any such Person, (c) any trust or partnership created solely for the benefit of any natural person listed on Schedule 1.1(a) and/or members of the family of any natural person listed on Schedule 1.1(a) and (d) any Person where the voting of shares of capital stock of Parent Borrower is Controlled by any of the foregoing.
“Permitted IP Transfer” means (i) non-exclusive licenses of Intellectual Property on arms-length terms, (ii) exclusive licenses of Intellectual Property to Loan Parties or other Persons unaffiliated with any Loan Parties or their subsidiaries that would not result in the transfer of substantially all rights in any Material Intellectual Property constituting Collateral or have a material adverse effect on the Collateral or on the business of Parent Borrower or any of its Subsidiaries, (iii) sales, dispositions, transfers or exclusive licenses of non-Material Intellectual Property made pursuant to a Borrower’s or a Guarantor’s existing buy-in license agreements, research and development cost sharing agreements and related agreements, or comparable agreements with any Excluded Subsidiary, provided that such comparable agreement would not have a material adverse effect on the Collateral, result in the transfer of substantially all rights in any Material Intellectual Property, or result in any Material Intellectual Property then constituting Collateral no longer being Collateral; or (iv) sales, dispositions, transfers or exclusive licenses of non-Material Intellectual Property that are treated as a disposition of assets for U.S. federal income tax purposes by any entity that is not a Domestic Loan Party; provided that a Domestic Loan Party remains the data controller pursuant to a written agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, it is understood and agreed that none of the Parent Borrower nor any other Loan Party shall be permitted to transfer or otherwise dispose of the ownership of, or grant an exclusive license to, any Material Intellectual Property, including by way of Restricted Payment, permitted Investment or Asset Sale, to any Excluded Subsidiary or other non-Loan Party Subsidiary, including via designation of any Subsidiary that owns or exclusively licenses Material Intellectual Property as an Excluded Subsidiary, unless such transfer or other disposition is being done for a legitimate business purpose (and not for the purpose of raising debt or other liquidity) and is necessary (in the good faith determination of the Parent Borrower) for the operation of the business of the Loan Parties.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent Borrower) sold by Parent Borrower substantially concurrently with any purchase by Parent Borrower of a Permitted Bond Hedge Transaction and settled in common stock of Parent Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Parent Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Parent Borrower.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Pharmacy Entities” means each of Apostrophe Pharmacy Holdings Inc., Apostrophe Pharmacy LLC, XeCare Holdings Inc., and XeCare LLC, for so long as such entities are not Loan Parties subject to compliance with Section 5.14.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is maintained or contributed to (or for which there is an obligation to contribute), in whole or in part, by any Loan Party or any Subsidiary.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning set forth in Section 10.1.
“Pledged Collateral” has the meaning set forth in the Security Agreement.
“Portfolio Interest Certificate” has the meaning set forth in Section 2.16(e)(iii)(C).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 6.8 or otherwise for purposes of determining the Total Leverage Ratio, First Lien Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA, Consolidated Total Assets or any other metric as of any date, that such calculation shall give pro forma effect to all Acquisitions, all issuances, incurrences or assumptions of Indebtedness and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during the applicable fiscal quarter period of Parent Borrower (or subsequent to such fiscal quarter period of Parent Borrower and prior to or simultaneously with the event for which such calculation is being calculated) as if they occurred on the first day of such applicable fiscal quarter period of Parent Borrower (including, in each case, with respect to a Professional Company or Pharmacy Entity). For purposes of calculating on a pro forma basis the Interest Coverage Ratio with respect to any Indebtedness that bears a floating rate of interest, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging transaction applicable to such Indebtedness if such hedging transaction has a remaining term in excess of 12 months).
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Professional Company” shall mean any professional corporation, professional limited liability company, or other professional organization or entity that has, from time to time, entered into a Professional Company Services Agreement with any Professional Company Administrator.
“Professional Company Administrator” shall mean each Loan Party that, from time to time, enters into a Professional Company Service Agreement to provide support services, administrative services or any other similar, non-medical services to any Professional Company.
“Professional Company Documents” shall mean, collectively, any Professional Company Services Agreement, any stock transfer agreement or pledge agreement between the applicable Professional Company Administrator and each physician owner of a Professional Company, any credit or loan agreement between the applicable Professional Company Administrator and each Professional Company and any other material, related agreements by and between any Professional Company Administrator and a Professional Company or Affiliate or Subsidiary thereof, in existence on the date hereof, or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time as permitted by Section 6.12.
“Professional Company Services Agreement” shall mean each management services agreement, services and support agreement, practice development agreement, business services agreement or other similar agreement pursuant to which any Professional Company Administrator provides services to any Professional Company, in existence on the date hereof, or executed at any time and from time to time hereafter, as the same may be amended, restated, supplemented, or otherwise modified from time to time as permitted by Section 6.12.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.19.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Domestic Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Domestic Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act, as amended, or any regulations promulgated thereunder at such time and can cause another Person to qualify as an “eligible contract participant” at such time (including as a result of the agreements in Section 7.11(b) or any other Guarantee or other support agreement or any other keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act in respect of the obligations of such Guarantor by another Domestic Loan Party, in each case that constitutes an “eligible contract participant”).
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBOR Rate, 11:00 a.m. (Brussels time) two (2) TARGET Days preceding the date of such setting, (c) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to such setting, (d) if the RFR for such Benchmark is Daily Simple CORRA, then four (4) RFR Business Days prior to such setting, (e) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. (Toronto, Ontario time) on the day that is two Business Day preceding the date of such setting, (f) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) RFR Business Days prior to such setting or (g) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, the Adjusted Term CORRA Rate, Daily Simple CORRA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 10.4.
“Reimbursement Date” has the meaning set forth in Section 2.4(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means, (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR and (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate.
“Relevant Screen Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Rate.
“Required Lenders” means, at any time, Lenders having more than 50% of the sum of (a) the aggregate Revolving Exposure and Unfunded Commitments at such time, (b) the outstanding principal amount of any Incremental Term Loans and (c) the total unused Incremental Term Loan Commitments at such time. The Revolving Exposure, Commitment, Incremental Term Loans and Incremental Term Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the President, Chief Executive Officer, Vice President or Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted” means, when referring to cash or Cash Equivalents of Parent Borrower and its Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Parent Borrower, (b) are subject to any Lien in favor of any Person (other than (i) the Secured Parties, (ii) Liens on Collateral securing Incremental Equivalent Debt and (iii) customary banker’s Liens granted to depository banks and securities intermediaries in the ordinary course of business) or (c) are not otherwise generally available for use by Parent Borrower or any Subsidiary of Parent Borrower so long as such Subsidiary of Parent Borrower is not prohibited by applicable law, contractual obligation or otherwise from transferring such cash or Cash Equivalents to Parent Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent Borrower or any such Subsidiary.
“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); and (b) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, an amount in Dollars equal to the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) the Letter of Credit Usage of that Lender and (c) the Swing Line Exposure of that Lender.
“Revolving Facility” means the Commitments and the provisions herein related to the Revolving Loans, Swing Line Loans and Letters of Credit.

“Revolving Loan” means a Loan made by a Lender to any Borrower pursuant to Section 2.1 and/or Section 2.19.
“Revolving Loan Note” means a promissory note in the form of Exhibit D-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) Daily Simple SOFR and (c) Canadian Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA) Daily Simple CORRA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson, and Zaporizhzhia Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country, (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Secured Cash Management Obligations” means any Obligations of any Borrower in its capacity as a counterparty or direct obligor with respect to any Secured Cash Management Services Agreement.

“Secured Cash Management Services” means Cash Management Services provided to any Loan Party by any Lender Counterparty pursuant to a Secured Cash Management Services Agreement.
“Secured Cash Management Services Agreement” means any agreement with respect to the provision of Secured Cash Management Services to any Loan Party by any Lender Counterparty.
“Secured Obligations” has the meaning set forth in the Security Agreement.
“Secured Parties” has the meaning set forth in the Security Agreement.
“Secured Swap Agreement” means a Swap Agreement among one or more Loan Parties and a Lender Counterparty.
“Secured Swap Obligations” means any Obligations of any Loan Party in its capacity as a counterparty or direct obligor with respect to any Secured Swap Agreement.
“Security Agreement” means the Pledge and Security Agreement executed by each Loan Party as of the Effective Date, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Security Supplement” has the meaning assigned to that term in the Security Agreement.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Parent Borrower substantially in the form of Exhibit I.
“Solvent” means, with respect to Parent Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of Parent Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of Parent Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Parent Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of Parent Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) Parent Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) Parent Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Event of Default” means an Event of Default of the type described in clauses (a), (h) or (i) of Article VIII.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” mean the lawful currency of the United Kingdom.
“Subsidiary” means any subsidiary of Parent Borrower; provided that the term “Subsidiary” shall not include any Professional Company or any Pharmacy Entity; provided further that (a) nothing in this sentence shall limit or otherwise affect the treatment of any Professional Company or Pharmacy Entity (including with respect to consolidation) for financial reporting purposes under and in accordance with GAAP and (b) if and to the extent that any Professional Company or Pharmacy Entity is required to be consolidated with Parent Borrower and its Subsidiaries for financial reporting purposes under and in accordance with GAAP, then for purposes of (i) any financial reporting requirement hereunder (including, without limitation, under Section 5.1) and (ii) any calculation hereunder of Total Leverage Ratio, First Lien Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA, Consolidated Total Assets or any other metric as of any date, in each case, such Professional Companies or Pharmacy Entity shall be included in such financial reporting and/or calculations (as applicable) notwithstanding anything to the contrary herein.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity (including by value) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned (directly or indirectly), controlled or held by the parent.
“Subsidiary Borrower” has the meaning set forth in the definition of “Borrower”.
“Supported QFC” has the meaning assigned to it in Section 10.19.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or other providers of services of Parent Borrower or the Subsidiaries of Parent Borrower shall be a Swap Agreement; provided further that neither a Permitted Bond Hedge Transaction nor a Permitted Warrant Transaction shall constitute a Swap Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time (excluding, in the case of any Lender that is a Swing Line Lender, Swing Line Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swing Line Loans). The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the Swing Line Exposure of Defaulting Lenders.
“Swing Line Lender” means JPMCB (or any of their designated branch offices or affiliates), in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swing Line Loan” means a Loan made by Swing Line Lender to any Borrower pursuant to Section 2.3. All Swing Line Loans shall be denominated in Dollars.
“Swing Line Note” means a promissory note in the form of Exhibit D-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Swing Line Sublimit” means the lesser of (i) $20,000,000, and (ii) the aggregate unused amount of Commitments then in effect.
(o)“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate.
“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Parent Borrower most recently ended on or prior to such date.
“Total Indebtedness” means, as of any date of determination with respect to Parent Borrower and its Subsidiaries on a consolidated basis, without duplication, an amount equal to the sum of (a) the aggregate principal amount of indebtedness for borrowed money, plus (b) the principal component of Capital Lease Obligations, plus (c) all unreimbursed drawings under outstanding letters of credit, plus (d) all guaranteed obligations in respect of items described in the preceding clauses (a) through (c); provided that, for the avoidance of doubt, “Total Indebtedness” shall not include any Indebtedness in respect of (i) Swap Agreements or (ii) cash management related obligations incurred in the ordinary course of business.
“Total Leverage Ratio” means, at any date of determination, the ratio of (a) Total Indebtedness as of such date (less Unrestricted Cash for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) in excess of $50,000,000) to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b).
“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the aggregate Letter of Credit Usage.
“Trade Date” has the meaning set forth in Section 10.4(e).
“Transactions” means, collectively, (i) the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, (ii) the borrowing of Loans and the use of the proceeds thereof, (iii) the issuance of Letters of Credit and the use thereof and (iv) the payment of all fees and expenses incurred in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Daily Simple RFR, the Canadian Prime Rate, the Adjusted Term CORRA Rate or Alternate Base Rate; provided that with respect to Swing Line Loans, such rate shall be determined by reference to the Alternate Base Rate only.
“Unrestricted Cash” shall mean cash or Cash Equivalents of the Parent Borrower or any of its Subsidiaries that would not appear as “restricted” or “customer deposits” on a consolidated balance sheet of the Parent Borrower or any of its Subsidiaries.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.19.

“UCC” or “Uniform Commercial Code” has the meaning of “UCC” as defined in the Security Agreement.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Exposure.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withholding Agent” means the Borrower Representative and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or Type (e.g., a “Term Benchmark Loan” or an “ABR Loan”) or Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”) or Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).
Section 1.3Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Each reference herein to the “date of this Agreement” or the “date hereof” shall be deemed to refer to the Effective Date.
Section 1.4Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent Borrower or any Subsidiary of Parent Borrower at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.5Letter of Credit Amounts.
Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life thereof.
Section 1.6Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.7Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.8Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such

Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
Article II

THE CREDITS
Section 2.1Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars or in one or more Alternative Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Total Utilization of Commitments exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Each Lender’s Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Exposure shall be paid in full no later than such date.
Section 2.2Revolving Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(a)Subject to Section 2.13, each Borrowing of Revolving Loans shall be comprised (i) in the case of Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans, (ii) in the case of Borrowings in Canadian Dollars, entirely of Term Benchmark Loans, (iii) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower Representative may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(b)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments; provided, further, that an ABR Borrowing may be in an aggregate amount that is required to finance the reimbursement of a Letter of Credit drawing as contemplated by Section 2.4(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Borrowings outstanding.
Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.3Swing Line Loans. (a) During the Availability Period, subject to the terms and conditions hereof, Swing Line Lender may, in its sole discretion, make Swing Line Loans to the Borrowers in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that after giving effect to the making of any Swing Line Loan, in no event shall (i) the Total Utilization of Commitments exceed the Commitments then in effect or (ii) unless otherwise agreed to in writing by the Swing Line Lender, the aggregate amount of Swing Line Loans, Revolving Loans and Letters of Credit issued by the Swing Line Lender exceed the Swing Line Lender’s Commitments hereunder; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Availability Period. The Swing Line Lender’s Commitment shall expire on the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Commitments shall be paid in full no later than such date.
(a)Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that a Swing Line Loan may be in an aggregate amount that is required to finance the reimbursement of a Letter of Credit drawing as contemplated by Section 2.4(d).
(b)The Swing Line Lender may by written notice given to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including on the Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 1:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of the Swing Line Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that, in making any Swing Line Loan, the Swing Line Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower Representative deemed made pursuant to Section 4.2, unless, at least one Business Day prior to the time such Swing Line Loan was made, the Required Lenders or the Borrower Representative shall have notified the Swing Line Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.2(a) or (b) would not be satisfied if such Swing Line Loan were then made (it being understood and agreed that, in the event the Swing Line Lender shall have received any such notice, it shall have no obligation to make any Swing Line Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Lender further acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrowers (or other Person on behalf of the Borrowers) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve any Borrower of its obligation to repay such Swing Line Loan.
(c)The Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower Representative. The Swing Line Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) the Borrowers shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower Representative for cancellation, and (iii) the Borrowers shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. For the avoidance of doubt, each Foreign Subsidiary Borrower shall be required to make prepayments under this Section 2.3(d) solely in respect of Swing Line Loans made to such Foreign Subsidiary Borrower. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.
Section 2.4Issuance of Letters of Credit and Purchase of Participations Therein. (a) During the Availability Period, subject to the terms and conditions hereof, each Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit (or issue an amendment to any outstanding Letter of Credit) at the request of the Borrower Representative for its own account or for the account of another Borrower (including for the purpose of supporting obligations of Parent Borrower or any of its Subsidiaries); provided that (i) each Letter of Credit shall be denominated in Dollars; (ii) the amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance , in no event shall the Total Utilization of Commitments exceed the Commitments then in effect; (iv) after giving effect to such issuance, , in no event shall the aggregate Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (v) after giving effect to such issuance , in no event shall the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank exceed the Issuing Bank Sublimit of such Issuing Bank, unless otherwise agreed to in writing by such Issuing Bank, (vi) after giving effect to such issuance , in no event shall the aggregate amount of Revolving Loans (and Swing Line Loans, in the case of the Swing Line Lender) and Letters of Credit issued by such Issuing Bank exceed such Issuing Bank’s Commitments hereunder, unless otherwise agreed to in writing by such Issuing Bank, (vii) no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than twenty (20) Letters of Credit outstanding at any time and (viii) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Maturity Date and (2) the date which is one year from the date of issuance of such Letter of Credit. If the Borrower Representative so requests in the Application for any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each such Letter of Credit, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower Representative shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date five days prior to the Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (except that the expiration date may be extended by up to one year from the then-current expiration date) or (B) it has received notice from the Required Lenders or the Borrower Representative in accordance with Section 2.4(e) that one or more of the conditions in Section 4.2(a) or (b) would not be satisfied if such Letter of Credit were so extended. If any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue an amendment to increase any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower Representative to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage at such time on terms satisfactory to such Issuing Bank. Each request by the Borrower Representative for the issuance of any Letter of Credit shall be deemed to be a representation and warranty that the conditions set forth in clauses (iii), (iv) and (v) above have been met.
(a)Whenever the Borrower Representative desires the issuance of a Letter of Credit or Amendment, it shall deliver to the Administrative Agent and the applicable Issuing Bank (i) in the case of a request for the issuance of a Letter of Credit, an Issuance Notice and Application no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed date of issuance and (ii) in the case of a request for the issuance of an amendment to a Letter of Credit, a notice and/or letter of credit application, in such form as specified by the applicable Issuing Bank, identifying the Letter of Credit to be amended and specifying the requested date of issuance (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a) of this Section), the amount of such Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to issue the amendment to such Letter of Credit, no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed date of such issuance (or such shorter period as the applicable Issuing Bank may agree to in its sole discretion). Each notice or letter of credit application delivered pursuant to this Section 2.4(b) shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including the USA PATRIOT Act. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the applicable Issuing Bank shall, if it has agreed, in its sole discretion, to issue such Letter of Credit or amendment to the requested Letter of Credit, do so only in accordance with such Issuing Bank’s standard operating procedures and policies as in effect from time to time. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, no Issuing Bank shall be required to issue any Letter of Credit or amendment. Notwithstanding anything contained in any Application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit or any notice or letter of credit application furnished to any Issuing Bank in connection with the amendment of any Letter of Credit, (i) all provisions of any such Application or notice or letter of credit application purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured solely to the extent provided in this Agreement and in the Collateral Documents, and (ii) in the event of any conflict between the terms and conditions of such Application or notice or letter of credit application, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall control. Upon the issuance of any Letter of Credit or amendment thereof, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the amount thereof, which notice from the Administrative Agent shall be accompanied by a copy of such Letter of Credit or amendment thereof and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
(b)In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents, if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrowers and an Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided that such assumption of risk by the Borrowers shall not affect any rights that any Borrower may have against any such beneficiary. In furtherance and not in limitation of the foregoing, an Issuing Bank shall not be responsible or have any liability for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms or in translation; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by any beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any other action or inaction taken or suffered by such Issuing Bank under or in connection with any such Letter of Credit, if required under, or expressly authorized under the circumstances by, any applicable domestic or foreign law or letter of credit practice or (ix) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrowers. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in “good faith” (as such term is defined in Article 5 of the New York Uniform Commercial Code), shall not give rise to any liability on the part of such Issuing Bank to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.4(c), the applicable Issuing Bank shall not be excused from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.
(c)In the event any Issuing Bank has honored a drawing under a Letter of Credit on any date (a “Disbursement Date”), it shall promptly notify the Borrower Representative and the Administrative Agent of the amount of such drawing and of the applicable Disbursement Date. The Borrowers shall reimburse such Issuing Bank on the same Business Day on which such drawing is honored (the “Reimbursement Date”) in an amount in same day funds equal to the dollar amount of such honored drawing, together in each case with accrued and unpaid interest as provided in Section 2.12; provided that, if the dollar amount of such honored drawing is $500,000 or more, the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with a Swing Line Loan or an ABR Borrowing and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Swing Line Loan or ABR Borrowing. If the Borrowers fail to reimburse any honored drawing under any Letter of Credit on or before the Reimbursement Date, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrowers in respect of such honored drawing, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent, in dollars, its Applicable Percentage of the amount then due from the Borrowers, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an honored drawing under a Letter of Credit (other than the funding of a Swing Line Loan or an ABR Borrowing as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such drawing. If any Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified herein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. For the avoidance of doubt, each Foreign Subsidiary Borrower shall be required to reimburse drawings under this Section 2.4(d) solely in respect of Letters of Credit issued for the account of such Foreign Subsidiary Borrower.
(d)Immediately upon the issuance, extension or increase of each Letter of Credit, without any further action by any Person, the applicable Issuing Bank shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. In consideration and in furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each drawing honored by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrowers on or prior to the applicable Reimbursement Date, or of any reimbursement payment required to be refunded to the Borrowers or otherwise returned for any reason. Each Lender acknowledges and agrees that its obligation to fund participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, extension or increase of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98 or similar terms in the Letter of Credit itself) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including those set forth in the following paragraph (f), and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever and in dollars. Each Lender further acknowledges and agrees that, in issuing any Letter of Credit or amendment, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower Representative deemed made pursuant to Sections 2.4 and 4.2, unless, at least one Business Day prior to the time such Letter of Credit or amendment is issued(or, in the case of an automatic extension permitted pursuant to paragraph (a) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders or the Borrower Representative shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 2.4(a)(iii), 2.4(a)(iv), 2.4(a)(v), 4.2(a) or 4.2(b) would not be satisfied if such Letter of Credit were then issued, amended, extended or increased (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue any Letter of Credit or amendment or allow the extension thereof until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(e)The obligation of the Borrowers to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, Lender or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Parent Borrower or one of its Subsidiaries and the beneficiary(ies) for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent Borrower or any of its Subsidiaries or any other Person; (vi) any breach hereof by any party hereto or any other Loan Document by any party thereto; (vii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98 or similar terms in the Letter of Credit itself) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments; (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing.
(f)Without duplication of any obligation of the Borrowers under Section 10.3, in addition to amounts payable as provided herein, the Borrowers hereby agree to protect, indemnify, pay and save and hold harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable, documented and invoiced costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (and in the case of an actual or potential conflict of interest where any Issuing Bank affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Issuing Bank) and one local counsel in each relevant material jurisdiction), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance, amendment, extension or increase of any Letter of Credit by such Issuing Bank, any demand for payment thereunder, any payment or other action taken or omitted to be taken in connection with such Letter of Credit or this Agreement, or any transaction(s) supported by such Letter of Credit, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non- appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by such Issuing Bank of a presentation under any Letter of Credit which strictly complies with the terms and conditions of such Letter of Credit, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act. The Borrowers will pay all amounts owing under this Section 2.3(g) promptly after written demand therefor. For the avoidance of doubt, each Foreign Subsidiary Borrower shall be required to pay the foregoing amounts owing under this Section 2.3(g) only in respect of Letters of Credit issued for such Foreign Subsidiary Borrower.
(g)An Issuing Bank may resign as an Issuing Bank by providing at least 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower Representative. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. At the time any such resignation or replacement shall become effective, (A) the Borrowers shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Sections 2.11(c) and (d) and (B) the resigning or replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement. After the replacement or resignation of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall not be required to issue, amend, extend or increase any Letters of Credit.
(h)The Borrower Representative may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower Representative, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(i)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with each applicable Issuing Bank, in the name of the applicable Issuing Bank and for the benefit of the applicable Issuing Bank, an amount in cash equal to 103% of Letter of Credit Usage attributable to all outstanding Letter of Credits of the applicable Issuing Bank as of such date (provided that, if the Letter of Credit Usage increases at any time following such deposit, the Borrowers shall, at the request of the applicable Issuing Bank, deposit additional amounts in cash in dollars so that such deposit account holds at least 103% of the amount of Letter of Credit Usage of such Issuing Bank at any time) plus any accrued and unpaid interest thereon, in each case in dollars; provided that the obligation to deposit such cash collateral shall become effective immediately, and such cash collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clauses (h) or (i) of Article VIII. Such cash collateral shall be held by the applicable Issuing Bank as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing, if any Letter of Credit Usage remains outstanding after the applicable expiration date, the Borrowers shall promptly deposit into an account with the applicable Issuing Bank an amount in cash equal to 103% of such Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon. The applicable Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such cash collateral, which investments shall be made at the option and sole discretion of the applicable Issuing Bank and at the Borrowers’ risk and expense, such cash collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the applicable Issuing Bank to reimburse the applicable Issuing Bank for any disbursements under Letters of Credit issued by it for which it has not been reimbursed and, to the extent not so applied, shall be held as cash collateral for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Usage of such Issuing Bank at such time, and after such cash collateralization and/or payment in full of all Letter of Credit Usage of such Issuing Bank, may be applied to satisfy other Obligations of the Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower (or as otherwise ordered by a court of competent jurisdiction) within five Business Days after all Events of Default have been cured or waived. For the avoidance of doubt, each Foreign Subsidiary Borrower shall be required to provide cash collateral under this Section 2.4(j) solely with respect to Letters of Credit issued for the account of such Foreign Subsidiary Borrower (and Letter of Credit Usage with respect thereto).

(j)Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower Representative when a Letter of Credit is issued, the rules of the ISP 98 shall be stated therein to apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and each Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required under, or expressly authorized under the circumstances by, any applicable law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary of any Letter of Credit is located, the practice stated in the ISP 98, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade, Inc. (BAFT), or the Institute of International Banking Law & Practice, whether or not any such law or practice is applicable to any Letter of Credit.
(k)Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, Parent Borrower or a Subsidiary of Parent Borrower, or states that Parent Borrower or a Subsidiary of Parent Borrower is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against Parent Borrower or such Subsidiary in respect of such Letter of Credit, the Domestic Borrowers (i) shall jointly and severally reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of each Domestic Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of Parent Borrower such Subsidiary in respect of such Letter of Credit. The Borrowers hereby acknowledge that the issuance of such Letters of Credit for Parent Borrower or its Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of Parent Borrower or such Subsidiaries.
(l)The Existing Letters of Credit will, as of the Effective Date, be deemed to be Letters of Credit issued under this Agreement and subject to and governed by the terms of this Agreement.
Section 2.5Requests for Borrowings.
To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by telephone or in writing (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing, (iv)(x) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Canadian Dollars, not later than 12:00 p.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing, (v) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day prior to the date of the proposed Borrowing, or (vi) in the case of a Borrowing of a Swing Line Loan, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written Borrowing Request and signed by a Responsible Officer of the Borrower Representative; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2 and Section 2.3:
(i)The name of the applicable Borrower(s);
(ii)The Agreed Currency and the aggregate amount of the requested Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing an RFR Borrowing or a Term Benchmark Borrowing;
(v)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the account or accounts of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.6, or, in the case of any Loan requested to finance the reimbursement of drawing under a Letter of Credit as provided in Section 2.4(d), the identity of the Issuing Bank that has honored such drawing.
If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified with respect to Revolving Loans in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, a CBR Loan, or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate or the Canadian Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.7(e), 2.13(a) and 2.13(f), as applicable).
Section 2.6Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swing Line Loans shall be made by the Swing Line Lender to the applicable Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan. Except as otherwise specified in the immediately preceding sentence, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower Representative in the applicable Borrowing Request.
(a)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.7Interest Elections. (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.5; provided that Swing Line Loans shall be made and maintained as ABR Borrowings only. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Loans, which may not be converted or continued.
(a)To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.5 if the Borrower Representative were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by a Responsible Officer of the Borrower Representative; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(b)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)The name of the applicable Borrower, the Agreed Currency and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), an RFR Borrowing (in the case of Borrowings denominated in Sterling) or a Term Benchmark Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.7(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, the Canadian Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.7(e) (solely with respect to the Central Bank Rate, 2.13(a) and 2.13(f), as applicable.
(c)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)If the Borrower Representative fails to deliver a timely Interest Election Request with respect to (i) a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month’s duration and (ii) a Term Benchmark Borrowing in Canadian Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month’s duration. If the Borrower Representative fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency (other than in Canadian Dollars) prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower Representative shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each

Term Benchmark Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case, denominated in an Alternative Currency, shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided further that if no election is made by the Borrowers by the earlier of (I) the date that is three Business Days after receipt by the Borrower Representative of such notice and (II) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrowers shall be deemed to have elected clause (A) above.
Section 2.8Termination and Reduction of Commitments.
(a)Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.
(b)The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Utilization of Commitments would exceed the total Commitments.
(c)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.
Section 2.9Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Maturity Date and the fifth Business Day after such Swing Line Loan is made; provided that on each date that a Borrowing consisting of Revolving Loans is made, the Borrowers shall repay all Swing Line Loans that were outstanding on the date such Borrowing was requested. For the avoidance of doubt, each Foreign Subsidiary Borrower is liable for payment under this Section 2.9(a) solely in respect of Loans made to such Foreign Subsidiary Borrower.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(d)Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
(e)If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Revolving Exposures (calculated, with respect to those Borrowings denominated in Alternative Currencies, as of the most recent Revaluation Date with respect to each such Borrowing) exceeds the aggregate Commitments or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Revolving Exposures (so calculated) exceeds 105% of the aggregate Commitments, the Borrowers shall in each case immediately repay Revolving Loans or cash collateralize Letter of Credit Usage in an account with the Administrative Agent pursuant to Section 2.04(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate amount of all Revolving Exposures (so calculated) to be less than or equal to the aggregate Commitments.
Section 2.10Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with this Section. The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by telephone (confirmed by telecopy (or other facsimile transmission or by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the respective Swing Line Lenders) or hand delivery of written notice) or in writing of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 10:00 a.m. Toronto time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment, one Business Days before the date of prepayment, (iv) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 11:00 a.m. New York City time, five RFR Business Days before the date of prepayment, (v) in the case of prepayment of an RFR Revolving Borrowing denominated in Canadian Dollars, three RFR Business Days before the date of prepayment, (vi) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment or (vii) in the case of prepayment of a Swing Line Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of reduction or termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.
(a)The Borrowers shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect.
(b)Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.
Section 2.11Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the Unfunded Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable on a quarterly basis in arrears on the fifteenth calendar day following the last day of March, June, September and December of each year in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment) and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Letter of Credit Usage of such Lender (and the Swing Line Exposure of such Lender shall be disregarded for such purpose).
(a)[reserved].
(b)The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) letter of credit fees equal to (A) the Applicable Rate for Revolving Loans that are Term Benchmark Loans, multiplied by (B) the Dollar Equivalent of the daily maximum amount available to be drawn under all such Letters of Credit (determined as of the close of business on any date of determination) (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Usage. Such letter of credit fees shall be paid on a quarterly basis in arrears and shall be due and payable on the fifteenth calendar day following the last day of each March,

June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of any Letter of Credit, on the Commitment Termination Date and thereafter on demand. For the avoidance of doubt, each Foreign Subsidiary Borrower shall be liable to pay the foregoing fees only in respect of Letters of Credit issued for its account.
(c)The Borrowers agree to pay directly to each Issuing Bank, for its own account, the following fees:
(i)a fronting fee equal to 0.125% per annum, multiplied by the Dollar Equivalent of the daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination) (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank; and
(ii)such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
Such fronting fee shall be paid on a quarterly basis in arrears and shall be due and payable on the fifteenth calendar day following the last day of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Commitment Termination Date and thereafter on demand. Such documentary and processing charges are due and payable on demand. For the avoidance of doubt, each Foreign Subsidiary Borrower shall be liable to pay the foregoing fees only in respect of Letters of Credit issued for its account.
(d)The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(e)All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.12Interest. (a) The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(a)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate.
(b)Notwithstanding the foregoing, at all times when a Specified Event of Default has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to

(i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate, the or Daily Simple RFR with respect to Dollars and the Alternate Base Rate (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, Term CORRA or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate or the Adjusted Term CORRA Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple RFR, Daily Simple RFR, Adjusted Term CORRA Rate or the Term CORRA Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)The Borrowers agree to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (i) for the period from the applicable Disbursement Date to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans.
(f)Interest payable pursuant to Section 2.12(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of any honored drawing, such Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.4(d) with respect to such honored drawing, such Lender’s Applicable Percentage of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by such Lender for the period from the date on which such Issuing Bank was so reimbursed by such Lender to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

(g)For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. Each Borrower confirms that it understands and is able to calculate the rate of interest applicable to Loans based on the methodology for calculating per annum rates provided for herein. Each Borrower irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest payable hereunder and the calculation thereof has not been adequately disclosed to the Borrowers as required pursuant to Section 4 of the Interest Act (Canada).
(h)For the avoidance of doubt, each Foreign Subsidiary Borrower shall be obligated under this Section 2.12 only in respect of interest payable on Loans made to such Foreign Subsidiary Borrower and Letters of Credit issued for the account of such Foreign Subsidiary Borrower.
Section 2.13Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate for the applicable Agreed Currency and for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR

Borrowing, (B) for Loans denominated in Canadian Dollar, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term CORRA Borrowing shall be ineffective and (C) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute an ABR Loan on such day, (B) for Loans denominated in Canadian Dollars, any such Term CORRA Borrowing shall be repaid or converted into a Canadian Prime Rate Borrowing on the last day of the then current Interest Period applicable thereto, and if any Borrowing Request requests a Term CORRA Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing and (C) for Loans denominated in an Alternative Currency (other than Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Borrower Representative’s election prior to such day: (x) be prepaid by the Borrowers on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency cannot be determined, any outstanding affected RFR Loans, at the Borrower Representative’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) or (y) be prepaid in full immediately.
(a)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement

Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(d)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then- current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a

Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to an ABR Borrowing or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan, and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Borrower Representative’s election prior to such day: (x) be prepaid by the Borrowers on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency cannot be determined, any outstanding affected RFR Loans, at the Borrower Representative’s election, shall be prepaid in full immediately.
Section 2.14Increased Costs. (a) If any Change in Law or the making of any extension of credit (or participation in any extension of credit made) to any Foreign Subsidiary Borrower shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate or Adjusted Term CORRA Rate);

(ii)impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)impose on any Recipient any Taxes (other than Indemnified Taxes, Other Taxes, Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, or Taxes described in clauses (b) through (d) of the definition of Excluded Taxes), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(a)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by such Lender or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), then from time to time upon request of such Lender or Issuing Bank the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(b)A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15Break Funding Payments.
(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18 or (v) the failure by the Borrowers to make any payment of any Loan (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, or (iv) the failure by the Borrowers to make any payment of any Loan (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.16Taxes. (a) Any and all payments by or on account of any obligation of each applicable Loan Party hereunder shall be made without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by each applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)In addition, each applicable Loan Party shall (i) pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or (ii) at the option of the Administrative Agent, timely reimburse the Administrative Agent for any payment of such Other Taxes.
(b)Each applicable Loan Party shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)As soon as practicable after any payment of Taxes by each applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)(i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii), 2.16(e)(iii), 2.16(e)(v) or 2.16(e)(vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(ii)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under this Agreement or any other Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed copies of IRS Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Portfolio Interest Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable, a Portfolio Interest Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine withholding or deduction required to be made.
(iv)If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the

Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(v), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(v)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(e)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.
(f)If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that nothing in this Section shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party or any other Lender (including its tax returns). Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(g)For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(h)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
Section 2.17Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 1:00 pm, New York City time, on the date when due, and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(a)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.
(b)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swing Line Loans or drawings under Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swing Line Loans or drawings under Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Swing Line Loans or drawings under Letters of Credit of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swing Line Loans or drawings under Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swing Line Loans or drawings under Letters of Credit to any assignee or participant, other than to Parent Borrower or any Subsidiary of Parent Borrower or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(c)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.
(d)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, Section 2.4(d), Section 2.6(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.18Mitigation Obligations; Replacement of Lenders. (a) If any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(a)) requests compensation under Section 2.14, or if any of the Loan Parties are required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)If (i) any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) requests compensation under Section 2.14, (ii) any of the Loan Parties is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non- Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.20, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such

Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, the Issuing Banks and Swing Line Lender, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its participations in disbursements under Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrowers exercise their rights pursuant to this clause (b) with respect to all Non- Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation have ceased to apply.
(b)Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto in order for such assignment and delegation to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment and delegation, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
Section 2.19Incremental Facilities. (a) The Borrower Representative may, from time to time, (x) elect to increase the aggregate amount of the Commitments (each such proposed increase pursuant to the foregoing clause (x), a “Commitment Increase”) or (y) elect to establish one or more tranches of term loans (each, an “Incremental Term Loan”; and the commitments in respect thereof, the “Incremental Term Loan Commitment”) (each such proposed tranche of term loans pursuant to the foregoing clause (y), an “Incremental Term Loan Facility”). The Borrower Representative may arrange for any such Commitment Increase or Incremental Term Loan Facility to be provided by an existing Lender (an “Increase Lender”) and/or a new bank, financial institution or other entity (each such Person, an “Assuming Lender”) approved by the Administrative Agent and, in the case of a Commitment Increase only, each Issuing Bank and the Swing Line Lender (in each case, such approval not to be unreasonably withheld or delayed). Commitment Increases and Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date (the “Incremental Date”) agreed by the Borrower Representative, the Administrative Agent and the relevant Increase Lenders and/or Assuming Lenders, and the Administrative Agent shall notify each Lender thereof; provided that such Incremental Date shall be a Business Day and, with respect to a Commitment Increase, at least ten Business Days prior to the Commitment Termination Date; provided, further, that:
(i)the minimum amount of each Commitment Increase and Incremental Term Loan Facility shall be $10,000,000 or a larger multiple of $5,000,000;

(ii)the aggregate principal amount of all Commitment Increases and Incremental Term Loan Facilities hereunder, together with the aggregate principal amount of all Incremental Equivalent Debt incurred under Section 2.19(d), shall not exceed the sum of (x) $125,000,000 and (y) an additional amount if, after giving effect to any such Commitment Increase or Incremental Term Loans, the First Lien Leverage Ratio on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters for which the financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or (b) or Section 3.4(a) does not exceed 3.00 to 1.00 (the “Available Incremental Amount”) (but (A) excluding, for purposes of calculating the First Lien Leverage Ratio under this clause (ii)(y), any Indebtedness incurred pursuant to clause (x) hereof, substantially concurrently or as part of the same transaction or series of related transactions and (B) determined as if such Commitment Increase and/or Incremental Term Commitments is fully drawn, on the last day of such fiscal quarter for testing compliance therewith);
(iii)immediately before and immediately after giving effect to any such Commitment Increase or Incremental Term Loan Facility and the use of proceeds thereof (if any), Parent Borrower shall be in compliance with the financial covenants set forth in Section 6.8 hereof on a Pro Forma Basis (but (A) excluding, for purposes of calculating the Financial Covenants set forth in Section 6.8, any Indebtedness incurred pursuant to clause (ii)(x) above, substantially concurrently or as part of the same transaction or series of related transactions and (B) determined as if such Commitment Increase and/or Incremental Term Commitments is fully drawn, on the last day of such fiscal quarter for testing compliance therewith);
(iv)both at the time of any such request and upon the effectiveness of any Commitment Increase or Incremental Term Loan Facility, no Default or Event of Default shall have occurred and be continuing or would result from such proposed Commitment Increase or Incremental Term Loan Facility; provided that, in the case of any Incremental Term Loan Facility the proceeds of which are to be used primarily to finance a Limited Conditionality Acquisition, to the extent mutually agreed by the Parent Borrower and the applicable Increase Lenders and Assuming Lenders, the condition shall be limited to no Specified Event of Default shall have occurred and be continuing or would result therefrom;
(v)the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Commitment Increase or Incremental Term Loan Facility as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that, in the case of any Incremental Term Loan Facility the proceeds of which are to be used primarily to finance a Limited Conditionality Acquisition, to the extent mutually agreed by the Parent Borrower and the applicable Increase Lenders and Assuming Lenders, the condition shall be limited to customary “SunGard” or other customary applicable “certain funds” conditionality provisions;
(vi)any Commitment Increase or Incremental Term Loans shall rank pari passu in right of payment and security with the existing Commitments;
(vii)no Incremental Term Loan Facility consisting of an Incremental Term Loan Commitment will have a final maturity earlier than the latest Maturity Date then in effect (as determined as of the applicable Incremental Date) and the weighted average life to maturity of such Incremental Term Loan Facility shall not be shorter than the weighted average life to maturity of the Commitments or any then extant Incremental Term Loans;
(viii)any Commitment Increase shall be on terms that are identical to the existing Commitments;
(ix)any Incremental Term Loans shall have pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption terms as set forth in the applicable Incremental Agreement; provided that in no event shall (x) the final maturity date of any new Incremental Term Loans be earlier than the latest final maturity date of the Loans under the existing Revolving Facility or (y) have terms and conditions (excluding any pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption terms) that, taken as a whole, shall not be materially less favorable (taken as a whole) to the Loan Parties than those applicable to the existing Revolving Facility and any existing Incremental Term Loan Facility (taken as a whole), as determined in good faith by the board of directors of Parent Borrower;
(x)to the extent secured, shall not be secured by any Lien on any asset that does not also secure the existing Secured Obligations hereunder, and to the extent guaranteed, shall not be guaranteed by any Person other than the Domestic Loan Parties; and
(xi)after giving effect to any such Incremental Term Loan Facility and the use of proceeds thereof, the Borrowers shall be in compliance with the financial covenants set forth in Section 6.8 on a Pro Forma Basis.
Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Increase Lender or Assuming Lender and any election to do so shall be in the sole discretion of each Lender, provided, that each existing Lender shall be invited to commit to provide all or a portion of such Incremental Term Loans on the terms specified by the Borrower, and solely to the extent that the Borrower does not receive a 100% commitment in the aggregate from such existing Lender(s) collectively on such terms specified by the Borrower within five (5) Business Days after receipt by such Lender(s) of the Borrower’s terms, then the Borrower may solicit the remaining commitments from any other person.
(a)Each Commitment Increase (and the increase of the Commitment of each Increase Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) and Incremental Term Facility shall become effective on the Incremental Date subject to receipt by the Administrative Agent of (i) a certificate of a duly authorized officer of the Borrower Representative stating that the conditions with respect to such Commitment Increase or Incremental Term Loan Facility under this Section 2.19 have been satisfied, (ii) an agreement (a “Incremental Agreement”), in form and substance reasonably satisfactory to the Borrower Representative, each Increase Lender, each Assuming Lender and the Administrative Agent, pursuant to which, effective as of such Incremental Date, as applicable, the Commitment of each such Increase Lender shall be increased or each such Assuming Lender shall undertake a Commitment or the applicable Increase Lenders and Assuming Lenders shall provide Incremental Term Loans, in each case duly executed by such Increase Lender or Assuming Lender, as the case may be, and each Borrower and acknowledged by the Administrative Agent (provided that such Incremental Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.19) and (iii) such certificates, legal opinions or other documents from the Borrower Representative reasonably requested by the Administrative Agent in connection with such Commitment Increase or Incremental Term Loan Facility. Upon the Administrative Agent’s receipt of a fully executed Incremental Agreement from each Increase Lender and/or Assuming Lender referred to in clause (ii) above, together with the certificates, legal opinions and other documents referred to in clauses (i) and (iii) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase or Incremental Term Loan Facility to the Borrower Representative and the Lenders (including, if applicable, each Assuming Lender). At the election of the Administrative Agent in its sole discretion, any Revolving Loans outstanding on such Incremental Date shall be reallocated among the Lenders (with Lenders making any required payments to each other) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Commitments under this Section 2.19. Upon each such Commitment Increase, the participation interests of the Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Lender (including, if applicable, each Assuming Lender) shall have a participation in each such Letter of Credit equal to, the Lenders’ respective Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit after giving effect to such increase.
(b)This Section shall supersede any provisions in Section 2.17 or Section 10.2 to the contrary.
(c)The Borrower Representative may utilize the Available Incremental Amount in respect of one or more series of senior unsecured notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Obligations) term loans, in each case, if secured, that will be secured by Liens on the Collateral on a pari passu or junior priority basis (as applicable) with the Liens on Collateral securing the Secured Obligations, and issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, in an aggregate amount not to exceed, together with the aggregate amount of all Commitment Increases and Incremental Term Loans, the Available Incremental Amount (for purposes of calculating the First Lien Leverage Ratio under the definition of “Available Incremental Amount” any such Incremental Equivalent Debt shall be calculated as though it were secured by a Lien on a first lien basis, whether or not so secured) (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) does not mature earlier than Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt) and the weighted average life to maturity of such Incremental Equivalent Debt is not shorter than the weighted average life to maturity of the Commitments or any then extant Incremental Term Loans, (ii) has terms and conditions (other than pricing (including interest rates, rate floors or original issue discount) and fees and amortization, prepayment provisions and related premiums, and as otherwise explicitly set forth in this Agreement) no more restrictive (taken as a whole) than those under the credit facilities provided for herein (except for covenants or other provisions applicable only to periods after the latest Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt)), (iii) if subordinated, be expressly subordinated in right of payment to the Obligations pursuant to a written agreement, (iv) to the extent secured, shall not be secured by any Lien on any asset that does not also secure the existing Secured Obligations hereunder, and to the extent guaranteed, shall not be guaranteed by any Person other than the Domestic Loan Parties, (v) to the extent secured, shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower Representative, the Administrative Agent and the Required Lenders and (vi) after giving effect to any such Incremental Equivalent Debt and the use of proceeds thereof, the

Borrowers shall be in compliance with the financial covenants set forth in Section 6.8 on a Pro Forma Basis.
Section 2.20Extension of Maturity Date. (a) The Borrower Representative may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders and the Issuing Banks) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders and the Issuing Banks extend the Existing Maturity Date in accordance with this Section; provided that the Borrower Representative may not make more than two Maturity Date Extension Requests during the term of this Agreement. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to Section 10.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower Representative, each Lender shall have the right to agree or not agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of its Commitment and, if such Lender (or a designated Affiliate of such Lender) is then serving as an Issuing Bank, its (or its designated Affiliate’s) Issuing Bank Sublimit, with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower Representative (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower Representative and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower Representative (it being understood (x) that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender and (y) that, in the case of any Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank, (I) the Issuing Bank Sublimit of such Lender (or such designated Affiliate) shall not be extended in connection with an extension of such Lender’s Commitments unless so specified by such Lender (or such designated Affiliate), in its capacity as Issuing Bank, in such written notice to the Borrower Representative and (II) for purposes of Section 2.4(a), the “Maturity Date” applicable to Letters of Credit of an Issuing Bank that has not extended its Issuing Bank Sublimit will be the Maturity Date in respect of such Letter of Credit Sublimit that has not been extended). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained, except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective and (iv) in the case of any Consenting Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank that shall not have agreed to extend the Existing Maturity Date with respect to its Issuing Bank Sublimit, or shall have agreed to extend the Existing Maturity Date with respect to less than the entire amount of its Issuing Bank Sublimit, such Issuing Bank shall not have the obligation to issue, amend, extend or increase Letters of Credit following the Extension Effective Date, if after giving effect to any such issuance, amendment, extension or increase, the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank that have a stated expiration date after the date that is five days prior to the Existing Maturity Date with respect to the non-extended portion of its Issuing Bank Sublimit would exceed the extended portion (if any) of such Issuing Bank Sublimit.
(a)Notwithstanding the foregoing, the Borrowers shall have the right, in accordance with the provisions of Sections 2.18 and 9.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.
(b)If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrowers shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, the Borrowers shall prepay the proportionate part of the outstanding Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.
(c)Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower Representative.
(d)Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.2(b).
(e)The Borrower Representative, the Administrative Agent and the Consenting Lenders may, without the consent of any other Lender, enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.
Section 2.21Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;
(ii)if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:
(A)all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the sum of any Non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed such Non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 4.2 are satisfied at such time;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.4(j) for so long as such Letter of Credit Usage is outstanding;
(C)if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;
(D)if the Letter of Credit Usage of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(E)if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s Letter of Credit Usage attributable to Letter of Credits issued by each Issuing Bank) until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized in accordance with the procedures set forth in Section 2.4(j);
(iii)so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swing Line Exposure or Letter of Credit Usage will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(a)(ii), and participating interests in any newly made Swing Line Loan or any newly issued, amended, extended or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(ii)(A) (and such Defaulting Lender shall not participate therein);
(iv)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swing Line Lender hereunder; third, to cash collateralize each Issuing Bank’s Letter of Credit Usage with respect to such Defaulting Lender in accordance with Section 2.4(j); fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future Letter of Credit Usage with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letters of Credit were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letters of Credit disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments (without giving effect to Section 2.21(a)(ii)(A)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(v)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(a)If any Lender becomes a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and such Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless the Swing Line Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swing Line Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
(b)If the Borrower Representative, Swing Line Lender, each Issuing Bank and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (other than Swing Line Loans) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Representative while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.22Illegality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to any Foreign Subsidiary Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extensions of credit to any Foreign Subsidiary Borrower, then, upon written notice by such Lender (each such Lender providing such notice, an “Impacted Lender”) to the Borrower Representative and the Administrative Agent:
(a)the obligations of the Lenders hereunder to make extensions of credit to such Foreign Subsidiary Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Borrower Representative and the Administrative Agent in writing that it is no longer unlawful for such Impacted Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Foreign Subsidiary Borrower or (y) to the extent required by law, cancelled;

(b)if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Loan to such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall repay (or at its option and to the extent permitted by law, assign to the Parent Borrower) (x) all outstanding ABR Loans or RFR Loans made to such Foreign Subsidiary Borrower within three Business Days or such earlier period as required by law and (y) all outstanding Term Benchmark Loans made to such Foreign Subsidiary Borrower on the last day of the then current Interest Periods with respect to such Term Benchmark Loans or within such earlier period as required by law; and
(c)if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Letter of Credit Usage with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.
Article III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
Section 3.1Organization; Powers. Each of Parent Borrower and its Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, except (other than in the case of any Loan Party) where the failure to validly exist and in good standing under the laws of the jurisdiction of its organization, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case (other than with respect to the due organization of, valid existence of, and good standing under the laws of the jurisdiction of its organization of, the Borrowers), except where the failure to be in good standing where such qualification is required, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.2Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.3Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make has not had and would not reasonably be expected to have a Material Adverse Effect, (b) except as has not had and would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of Parent Borrower or any of its Subsidiaries, (d) except as has not had and would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any Professional Company Document (c)) binding upon Parent Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Parent Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of Parent Borrower or any of its Subsidiaries (other than the Liens created pursuant to the Collateral Documents).
Section 3.4Financial Condition; No Material Adverse Change. (a) Parent Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of operations and comprehensive loss, consolidated statements of mezzanine equity and stockholders equity and consolidated statements of cash flows as of and for the fiscal years ended December 31, 2023 and December 31, 2022, reported on by KPMG, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements referred to in clause (ii) above.
(a)Since December 31, 2023, no event, development or circumstance exists or has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.5Properties. (a) Each of Parent Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Encumbrances, (ii) Liens arising by operation of law, (iii) Liens permitted by Section 6.2 and (iv) minor defects in title that do not materially interfere with the ability of Parent Borrower and its Subsidiaries to conduct their businesses.
(a)Each of Parent Borrower and its Subsidiaries owns, or is licensed to use, all Material Intellectual Property used in and necessary to operate its business as currently conducted, and the use thereof by Parent Borrower and its Subsidiaries does not, to the knowledge of Parent Borrower, infringe upon, misappropriate or otherwise violate the rights of any other Person, except for any such infringements, misappropriations and other violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect.
Section 3.6Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent Borrower, threatened in writing against or affecting Parent Borrower or any of its Subsidiaries (i) that have resulted and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither Parent Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, have resulted and would reasonably be expected to result in a Material Adverse Effect.
(a)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect, neither Parent Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.
(b)Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.
Section 3.7Compliance with Laws and Agreements. Each of Parent Borrower and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.8Investment Company Status. None of Parent Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.9Taxes. Except as has not resulted and would not reasonably be expected to result in a Material Adverse Effect and except as set forth in Schedule 3.9, (i) each of Parent Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of Parent Borrower and its Subsidiaries, (ii) such Tax returns accurately reflect all liability for Taxes of Parent Borrower and its Subsidiaries as a whole for the periods covered thereby and (iii) each of Parent Borrower and each of its Subsidiaries has timely paid or caused to be timely paid all Taxes required to have been paid by it (regardless of whether such Taxes are reflected on any Tax Returns), except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.10ERISA. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Parent Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of Parent Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification), other than, in each case, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(a)There exists no Unfunded Pension Liability with respect to any Pension Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)No Loan Party, Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan, other than as would not reasonably be expected to result in a Material Adverse Effect.
(c)There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Borrower, any Loan Party or any ERISA Affiliate, threatened, which have resulted or would reasonably be expected to be asserted successfully against any Plan, and, in each case, if so asserted successfully, would reasonably be expected to either singly or in the aggregate to result in a Material Adverse Effect.
(d)Each Loan Party, Subsidiary and each ERISA Affiliate have made all contributions and payments to or under each Pension Plan and Multiemployer Plan (including all withdrawal liability payments pursuant to Section 4201 of ERISA) required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except, in each case, where any failure to comply, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect.
(e)No Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA other than where such extension would not reasonably be expected to result in a Material Adverse Effect. No Loan Party, Subsidiary or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, other than as would not reasonably be expected to result in a Material Adverse Effect. No Loan Party, Subsidiary or any ERISA Affiliate has incurred or reasonably expects to incur any liability to the PBGC except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, and no Lien imposed under the Code or ERISA on the assets of any Loan Party, Subsidiary or any ERISA Affiliate exists or, to the knowledge of any Borrower, is likely to arise on account of any Pension Plan other than as would not reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties, Subsidiaries or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, other than as would not reasonably be expected to result in a Material Adverse Effect.
(f)Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither Parent Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, other than as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Non-US Plan’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S.

Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.11Disclosure. (a) All written information (other than any projected financial information, forward looking statements and other than information of a general economic or industry specific nature) furnished by or on behalf of Parent Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and when taken as a whole), when furnished, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond Parent Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
(b) As of the Effective Date, to the best knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 3.12Subsidiaries. Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries (identifying all Subsidiaries and Immaterial Subsidiaries) and the percentage ownership (directly or indirectly) of Parent Borrower therein. Except as has not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of Parent Borrower are fully paid and non-assessable, if applicable, and are owned (directly or indirectly) by Parent Borrower (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.2.
Section 3.13Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, the Parent Borrower and each Subsidiary of Parent Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.
Section 3.14Anti-Corruption Laws and Sanctions. (a) Each Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and its and their respective directors and officers and, to the knowledge of Parent Borrower, its and their respective employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all respects. None of (i) Parent Borrower, any Subsidiary of Parent Borrower or any of its or their respective directors or officers, or (ii) to the knowledge of Parent Borrower, any employee of Parent Borrower or any Subsidiary of Parent Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.15Margin Stock. (a) None of Parent Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
(a)No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purposes of purchasing or carrying Margin Stock in violation of the provisions of the Regulations of the Board, including Regulation T, U or X.
Section 3.16Solvency. As of the Effective Date, Parent Borrower is, individually and together with its Subsidiaries, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith (assuming for this purpose that the full amount of the Commitments is drawn on the Effective Date) will be, Solvent.
Section 3.17Affected Financial Institution. No Loan Party is an Affected Financial Institution.
Section 3.18Collateral Agreements.
(a)The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and, (x) when stock certificates (if any) representing such Pledged Stock of a Material Domestic Subsidiary are delivered to the Collateral Agent and for so long as the Collateral Agent remains in possession of such Collateral, and (y) in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3.18 in appropriate form are filed in the offices specified on Schedule 3.18, the security interest created by the Security Agreement shall constitute a perfected first priority security interest in all right, title and interest of the pledgor thereunder in such Collateral (other than the Intellectual Property), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.2, to the extent the actions described in (x) and (y) above are sufficient to perfect a security interest in the relevant Collateral, and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)When (x) the Intellectual Property Security Agreements are filed in and recorded by the United States Patent and Trademark Office and the United States Copyright Office and (y) the financing statements referred to in Section 3.18(a) above are appropriately filed, the security interest created by the Security Agreement shall constitute a perfected security interest in all right, title and interest of the grantors thereunder in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and filing the financing statements referred to in Section 3.18(a) above, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office and subsequent UCC filings may be necessary to perfect a lien on registered trademarks, trademark applications, issued patents, patent applications, and registered copyrights (including exclusive licenses to registered copyrights under which a Loan Party is the licensee) acquired by the Loan Parties after the Closing Date), other than with respect to Liens permitted by Section 6.2 and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)Following the execution of any Foreign Collateral Document pursuant to Section 11.8, each Foreign Collateral Document shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the applicable collateral covered by such Foreign Collateral Document, and when the actions specified in such Foreign Collateral Document, if any, are completed, the security interest created by such Foreign Collateral Document shall constitute a perfected first priority security interest in all right, title and interest of the pledgors thereunder in such collateral to the full extent possible under the laws of the applicable foreign jurisdiction, in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.2 and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)Each Mortgage, upon execution and delivery thereof by the parties thereto, is effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate offices, the Lien created by each Mortgage shall constitute a perfected Lien on all right, title and interest of the applicable mortgagor in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.2 and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.19Outbound Investment Rules. Neither the Parent Borrower nor any of its Subsidiaries are a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Parent Borrower nor any of its Subsidiaries currently engage, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Article IV

CONDITIONS
Section 4.1The Effective Date. The obligations of the Lenders to make Loans hereunder and Issuing Bank to issue Letters of Credit, as applicable, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)The Administrative Agent shall have received from each Loan Party either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement and each other Loan Document) that such party has signed a counterpart of this Agreement and each other Loan Document (in each case to which it is a party).
(b)The Administrative Agent shall have received a Note executed by the applicable Borrower in favor of each Lender requesting a Note at least three Business Days in advance of the Effective Date.
(c)The Administrative Agent shall have received a written opinion (of (i) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Loan Parties and (ii) Rutan & Tucker, LLP, as counsel for the Loan Parties, in each case, addressed to the Administrative Agent, the Issuing Banks and the Lenders, dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent. The Borrower Representative hereby requests such counsel to deliver such opinions.
(d)The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of each Borrower and each other Loan Party approving the transactions contemplated by the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by each Borrower and the other Loan Parties on the Effective Date, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents, (ii) the articles or certificate of incorporation or formation (or equivalent), as applicable, of each Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (iii) the bylaws or governing documents of each Loan Party as in effect on the Closing Date, (iv) certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable and (v) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of each Loan Party and authorization of the transactions contemplated hereby.
(e)The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, to be delivered by each Loan Party on the Effective Date and the other documents to be delivered hereunder on the Effective Date.
(f)The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower Representative by the President, a Vice President or a Financial Officer of Parent Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2 as of the Effective Date.
(g)The Administrative Agent shall have received all fees required to be paid by the Borrowers on the Effective Date and all expenses required to be reimbursed by the Borrowers, in each case pursuant to Section 10.3 and for which invoices have been presented at least two business days prior to the Effective Date, on or before the Effective Date.
(h)The Administrative Agent shall have received the results of recent UCC, tax and judgment Lien searches with respect to each of the Loan Parties to the extent reasonably required by the Administrative Agent, and such results shall not reveal any material judgment or any Lien on any of the assets of the Loan Parties except for Liens permitted under Section 6.2 or Liens to be discharged on or prior to the Effective Date. The

Administrative Agent acknowledges that as of the date hereof such condition has been satisfied.
(i)In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Collateral, each Loan Party shall have delivered to the Collateral Agent:
(i)a completed Perfection Certificate dated the Effective Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby;
(ii)(A) the certificates representing the Equity Interests (to the extent certificated) required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (B) each instrument evidencing any Indebtedness which is required to be pledged and delivered to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof;
(iii)(A) UCC (or similar) financing statements naming each Borrower and each Guarantor as debtor and the Collateral Agent as secured party, in appropriate form for filing, registration or recordation in the jurisdiction of incorporation or organization of each such Loan Party and (B) the Intellectual Property Security Agreements in appropriate form for filing with the United States Patent and Trademark Office and the United States Copyright Office, as appropriate, that are required pursuant to Section 4.5(a) of the Security Agreement;
(j)The Lenders shall have received from Parent Borrower the financial statements described in Section 3.4(a);
(k)On the Effective Date, the Administrative Agent shall have received a Solvency Certificate executed by the chief financial officer of Parent Borrower in the form of Exhibit I; and
(l)(i) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information regarding the Borrowers and the Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing of the Borrowers at least five days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least five days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification.
Notwithstanding anything to the contrary herein or in any other Loan Document, upon the execution and delivery by the Lenders of their signature pages to this Agreement, the conditions set forth in this Section 4.1 shall be deemed to be satisfied.
Section 4.2Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a Term Benchmark Loan following the expiration of the applicable Interest Period), the obligation of each Issuing Bank to issue any

Letter of Credit, or amend or extend the expiration date, or increase the available balance of any Letter of Credit, and the effectiveness of any Commitment Increase or Incremental Term Loan Facility pursuant to Section 2.19 (other than the obligation to make an Incremental Term Loan pursuant to Section 2.19 the proceeds of which are to be used for the consummation of a Limited Conditionality Acquisition, in which case the conditions may be limited as described in Section 2.19) or any extension of the Maturity Date pursuant to Section 2.20 (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:
(a)The Administrative Agent shall have received a fully executed Borrowing Request or the Administrative Agent and the applicable Issuing Bank shall have received a fully executed Issuance Notice and Application, as the case may be;
(b)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and
(c)At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in paragraphs (a) and (b) of this Section.
Article V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have been cancelled or expired with no pending drawings or cash collateralized on terms reasonably satisfactory to the applicable Issuing Banks, each Loan Party covenants and agrees with the Lenders that:
Section 5.1Financial Statements; Other Information. Parent Borrower will furnish to the Administrative Agent (for distribution to each Lender):
(a)within 90 days after the end of such fiscal year of Parent Borrower (or, so long as the Parent Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Parent Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations and comprehensive loss, consolidated statements of mezzanine equity and stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG, or another independent public accountants of recognized national standing (without a “going concern”

or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent Borrower (or, so long as the Parent Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Parent Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations and comprehensive loss, consolidated statements of mezzanine equity and stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)starting the first full quarter following the Closing Date, concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations illustrating compliance with Section 6.8, and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 had a material impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on Parent Borrower’s website on the Internet at https://investors.hims.com/overview/default.aspx (or any new address identified by Parent Borrower) or at http://www.sec.gov;
(e)within a reasonable period of time following any request in writing (including any electronic message) therefor, any information and documentation reasonably requested by the Administrative Agent or any Lender; and
(f)the Borrower Representative will furnish to the Collateral Agent (i) any information regarding Collateral required pursuant to the Collateral Documents, and (ii) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.1(a), a certificate of its Responsible Officer (x)

either confirming that there has been no change in the information contained in the Perfection Certificate since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement and (y) certifying that, to its knowledge, all Uniform Commercial Code financing statements and all supplemental Intellectual Property Security Agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (ii)(x) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period).
Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent Borrower posts such information, or provides a link thereto on Parent Borrower’s website on the Internet at https://investors.hims.com/overview/default.aspx or at http://www.sec.gov; or (ii) on which such information is posted on Parent Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.2Notices of Material Events.
Parent Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice after a Responsible Officer has knowledge of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting Parent Borrower or any Subsidiary of Parent Borrower thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c)any other development (including litigation or investigations) that becomes known to any executive officer of Parent Borrower or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be in writing, shall contain a heading or a reference line that reads “Notice under Section 5.2 of Revolving Credit and Guaranty Agreement” and shall be accompanied by a statement of a Responsible Officer or other executive officer of Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3Existence; Conduct of Business. Parent Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its rights, licenses, permits, privileges, franchises and

Intellectual Property; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation, sale or dissolution permitted under Section 6.3 and (ii) none of Parent Borrower or any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges, franchises or Intellectual Property where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.4Payment of Taxes. Parent Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of Parent Borrower or any of its Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, Parent Borrower or such Subsidiary of Parent Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.5Maintenance of Properties; Insurance; Professional Company Documents. Parent Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations. If at any time the area in which any improved Mortgaged Property is located is designated a special flood hazard area, the Borrower Representative shall or shall cause the applicable Domestic Loan Party to obtain and maintain flood insurance in an amount and otherwise sufficient to comply with the Flood Insurance Laws. As of the Closing Date, each Professional Company Document to which the Parent Borrower or any Subsidiary is party as of the Closing Date is in full force and effect except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.6Books and Records; Inspection Rights. Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. Parent Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and, to the extent reasonably necessary, make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that Parent Borrower or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of Parent Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on Parent Borrower or its Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes or includes attorney work-product.

Section 5.7ERISA-Related Information. The Borrower Representative shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) if requested by the Administrative Agent, within 30 days of such request, a copy of any Form 5500 (including schedules thereto) filed with the IRS in respect of a Pension Plan with Unfunded Pension Liabilities, and (b) promptly and in any event within 30 days after a Loan Party, Subsidiary or any ERISA Affiliate knows or has reason to know that one or more ERISA Events has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Financial Officer of Borrower Representative describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC, the IRS or Department of Labor pertaining to such ERISA Event and any notices received by such Loan Party, Subsidiary or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in aggregate Unfunded Pension Liabilities under all Pension Plans (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Loan Parties, Subsidiaries and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that would reasonably be expected to result in a Material Adverse Effect, (iii) the adoption of, or the commencement of contributions to, any Pension Plan by a Loan Party, Subsidiary or any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect, or (iv) the adoption of any amendment to a Pension Plan which results in a material increase in contribution obligations of a Loan Party, Subsidiary or any ERISA Affiliate, a detailed written description thereof from a senior Financial Officer of Borrower Representative; and (d) as soon as practicable, and in any event within 10 days, notice if, at any time after the Effective Date, a Loan Party, Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan to which such party did not maintain or contribute to prior to the Effective Date.
Section 5.8Compliance with Laws and Agreements. Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Parent Borrower will maintain in effect and use reasonable efforts to enforce policies and procedures designed to ensure compliance by Parent Borrower, its Subsidiaries and its and their respective directors, officers, and employees of the foregoing with Anti-Corruption Laws and applicable Sanctions.
Section 5.9Use of Proceeds. The proceeds of the Loans will be used for working capital and general corporate purposes of the Borrowers, including for stock repurchases under stock repurchase programs approved by the Parent Borrower and permitted under this Agreement and for Acquisitions. The Letters of Credit and the proceeds thereof will be used for working capital and general corporate purposes of Parent Borrower and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall procure that their Subsidiaries, and their respective directors, officers, and employees shall not use, the proceeds of any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.10Additional Guarantors. (a) In the event that any Person becomes a Material Domestic Subsidiary (other than any Excluded Subsidiary), Parent Borrower shall, within 60 days thereafter (or such longer period of time as the Collateral Agent may agree in its reasonable discretion), (A) cause such Material Domestic Subsidiary to become (x) a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (y) a Grantor under the Security Agreement by executing and delivering to the Collateral Agent the joinder agreement required thereunder, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent or required by the Collateral Documents. If reasonably requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for Parent Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section 5.10(a), dated as of the date of such agreement.
(a)With respect to each Material Domestic Subsidiary of Parent Borrower referred to in clause (a) above, Parent Borrower shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or (b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became a Material Domestic Subsidiary and (ii) all of the data required to be set forth in Schedule 3.12 hereto; and such written notice shall be deemed to supplement Schedule 3.12 for all purposes hereof.
Section 5.11Further Assurances. Subject to the limitations set forth in the Security Agreement or any other Loan Document, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time (a) to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by the Collateral to the fullest extent required under the Collateral Documents and (b) to cause the Foreign Collateral Requirement to be and remain satisfied.
Section 5.12Beneficial Ownership Regulation. Promptly following any request therefor, each Loan Party shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.
Section 5.13Material Real Estate.
(a)Within one hundred twenty (120) days (or such longer time as Administrative Agent may reasonably agree) after the acquisition of any Material Real Estate by a Domestic Loan Party (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), the applicable Domestic Loan Party shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent, for each Material Real Estate, the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)a fully executed and acknowledged Mortgage in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority Lien (subject only to Liens permitted by Section 6.2) on the Mortgaged Property described therein;
(ii)a title insurance policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, with endorsements, in an amount and otherwise reasonably satisfactory to the Administrative Agent and insuring that the Mortgage on each such Mortgaged Property is a valid and enforceable mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except for Liens permitted by Section 6.2, with each such Mortgage policy to be in form and substance reasonably satisfactory to the Collateral Agent;
(iii)current A.L.T.A. survey in respect of such Mortgaged Property, certified to the Administrative Agent by a licensed surveyor or an update to an existing A.L.T.A. survey or an existing A.L.T.A. survey with a “no change” affidavit sufficient to allow the title insurance policy to remove the standard survey exception and issue the survey related endorsements;
(iv)(A) a completed “Life of Loan” standard flood hazard determination form as to any Mortgaged Property, (B) if the improvements located on a Mortgaged Property are located in a special flood hazard area, a notification to the Borrower Representative (a “Flood Notice”) and (if applicable) notification to the Borrower Representative that flood insurance coverage under the Flood Insurance Laws is not available because the community in which the Mortgaged Property is located does not participate in the Flood Insurance Laws, and (C) if the Flood Notice is required to be given (x) documentation evidencing the Borrower Representative’s receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of flood insurance as required by Section 5.5;
(v)a PZR Zoning Report, or equivalent zoning report or municipal zoning letter, providing that the continued operation of the properties and assets as currently conducted conforms with all applicable zoning and building laws, rules or regulations or a zoning endorsement to the Lender’s title policy;
(vi)an opinion of local counsel in each state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are customary and as the Administrative Agent may reasonably request.
(b)In addition to the obligations set forth in clause (a) above, within forty-five (45) days after written notice from the Administrative Agent to the Borrower Representative that any Mortgaged Property which was not previously located in an area designated as a special flood hazard area has been redesignated as a special flood hazard area, the Domestic Loan Parties shall satisfy the flood insurance requirements of Section 5.5.
(c)From time to time, if the Administrative Agent reasonably determines that obtaining appraisals is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrower Representative to, in either case at the Domestic Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Domestic Loan Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of flood insurance) of any Material Real Estate of any Domestic Loan Party.
Section 5.14Post-Closing Obligations. As promptly as practicable, and in any event within the time periods following the Effective Date specified on Schedule 5.14 or such later date as the Administrative Agent agrees to in writing in its reasonable discretion, each Borrower and each other applicable Loan Party shall deliver the documents or take the actions specified on Schedule 5.14.
Article VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have been cancelled or expired with no pending drawings or cash collateralized on terms reasonably satisfactory to the applicable Issuing Banks, each Loan Party covenants and agrees with the Lenders that:
Section 6.1Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)the Obligations;
(b)Indebtedness of Parent Borrower or its Subsidiaries with respect to Capital Lease Obligations, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, $75,000,000; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;
(c)unsecured Indebtedness of any Domestic Loan Party in an aggregate principal amount outstanding not to exceed the greater of (i) $25,000,000 and (ii) an unlimited amount so long as the Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness does not exceed 3.50 to 1.00; provided, that, with respect to Indebtedness incurred in reliance on sub-clause (i) of this Section 6.1(c), no Event of Default shall have occurred and be continuing or result therefrom;
(d)Indebtedness of any Subsidiary to Parent Borrower or to any other Subsidiary, or of Parent Borrower to any Subsidiary; provided that (i) all such Indebtedness owing by a Domestic Loan Party to any Subsidiary that is not a Domestic Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations and (ii) all such Indebtedness owing by a Foreign Subsidiary Borrower to any Subsidiary that is not a Domestic Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations of such Foreign Subsidiary Borrower;
(e)Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)Indebtedness in connection with cash management or custodial agreements, netting services, overdraft protections and otherwise similarly in connection with deposit accounts and Indebtedness in connection with credit card, debit card or other similar cards or payment processing services;
(g)Guarantees by Parent Borrower of Indebtedness of a Subsidiary of Parent Borrower or Guarantees by a Subsidiary of Parent Borrower of Indebtedness of Parent Borrower or another Subsidiary of Parent Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;
(h)Indebtedness existing on the Effective Date and described in Schedule 6.1;
(i)Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent Borrower or any Subsidiary of Parent Borrower, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;
(j)Indebtedness of Subsidiaries of Parent Borrower that are not Domestic Loan Parties in an aggregate principal outstanding amount not to exceed $15,000,000;
(k)Incremental Equivalent Debt;
(l)Indebtedness of Parent Borrower and the Subsidiaries assumed in connection with any Acquisition, in an aggregate principal outstanding amount not to exceed $25,000,000 at any time; provided that (i) such Indebtedness is not incurred in contemplation of such Acquisition and (ii) both immediately prior to and after giving effect to the assumption of such Indebtedness and the incurrence of all Indebtedness resulting thereof, no Default or Event of Default shall exist or result therefrom;
(m)Indebtedness of Parent Borrower and the Subsidiaries in an aggregate principal outstanding amount not to exceed the greater of (x) $25,000,000 and (y) 2.5% of Consolidated Total Assets of Parent Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis;
(n)Convertible Debt Securities of any Domestic Loan Party in an aggregate principal outstanding amount not to exceed 250% of Consolidated EBITDA for such period; provided that (i) both immediately prior to and after giving effect (including calculated on a Pro Forma Basis) thereto, no Default or Event of Default shall exist or would result therefrom, (ii) such Convertible Debt Securities mature after, and do not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Convertible Debt Securities as a result of change of control or asset sale or other fundamental change (y) any provision providing for optional redemption of such Convertible Debt Securities, nor (z) any early conversion whether in Equity Interests, cash or a combination of Equity Interests and cash shall violate the foregoing restriction), (iii) such Convertible Debt Securities are not guaranteed by any Subsidiary of the Parent Borrower other than the Guarantors (which guarantees, if such Convertible Debt Securities are subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such subordinated Convertible Debt Securities) and (iv) the covenants applicable to such Convertible Debt Securities are customary for convertible Indebtedness of such type (as determined by the Borrower Representative in good faith);
(o)Insurance premium financing in the ordinary course of business; and
(p)refinancing of Indebtedness incurred pursuant to Sections 6.01(b), 6.01(f) 6.01(g), 6.01(h), 6.01(j), 6.01(m) and 6.01(n).
Further, for purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.1(a) through (p) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Available Incremental Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.1(a) through (p) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Available Incremental Amount”), the Borrower Representative may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time; provided, that all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.1.
Notwithstanding anything in this Section 6.1 to the contrary, the aggregate amount of all Indebtedness incurred or assumed by Subsidiaries of Parent Borrower that are not Loan Parties at any time shall not exceed $15,000,000.
Section 6.2Liens. Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)Permitted Encumbrances;

(b)any Lien on any property or asset of Parent Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.2 (provided that Liens securing Indebtedness or other obligations of less than $500,000 individually and $4,000,000 in the aggregate do not need to be set forth in Schedule 6.2 to be permitted Liens under this clause (b)) and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such replacement, renewal or extension Lien shall not apply to any other property or asset of Parent Borrower or any Subsidiary other than (y) improvements thereon or proceeds thereof and (z) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.1;
(c)any Lien existing on any property or asset prior to the acquisition thereof by Parent Borrower or any Subsidiary of Parent Borrower or existing on any property or asset of any Person that becomes a Subsidiary of Parent Borrower, in each case after the Effective Date and prior to the time such Person becomes a Subsidiary of Parent Borrower and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Parent Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of Parent Borrower or any other Subsidiary of Parent Borrower (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Parent Borrower, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced, and (iv) if such Liens secure Indebtedness, such Indebtedness is permitted by Section 6.1;
(d)Liens on fixed or capital assets acquired, constructed or improved by Parent Borrower or any Subsidiary of Parent Borrower; provided that (i) such Liens secure Indebtedness that is permitted by Section 6.1(b), (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after the acquisition or the completion of the construction or improvement of such fixed or capital assets, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and customary related expenses, and (iv) such Liens shall not apply to any other property or assets of Parent Borrower or any Subsidiary of Parent Borrower other than additions, accessions, parts, attachments or improvements on or proceeds of such fixed or capital assets; provided that clause (ii) shall not apply to any refinancing, extension, renewal or replacement thereof;
(e)easements, licenses, sublicenses, leases or subleases granted to others (A) not interfering in any material and adverse respect with the business of Parent Borrower and its Subsidiaries, taken as a whole, or (B) not securing any Indebtedness;
(f)the interest and title of a lessor under any lease, license, sublease or sublicense entered into by Parent Borrower or any Subsidiary of Parent Borrower in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g)in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(h)in the case of any Joint Venture, any Liens on its Equity Interests pursuant to its organizational documents or any related joint venture or similar agreement;
(i)Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(j)Liens on earnest money deposits of cash or cash equivalents or marketable securities made in connection with any Acquisition not prohibited hereunder;
(k)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by Parent Borrower or any Subsidiary of Parent Borrower, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements;
(l)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with Parent Borrower or any of its Subsidiaries in the ordinary course of business;
(m)Liens securing the Obligations pursuant to any Loan Document;
(n)other Liens; provided that, at the time of incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens in reliance on this clause (n) does not exceed the greater of (x) $25,000,000 and (y) 2.5% of Consolidated Total Assets of Parent Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis;
(o)Liens on the Collateral to secure Incremental Equivalent Debt; provided that such Liens shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower Representative, the Administrative Agent and the Required Lenders;
(p)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under Section 6.3 (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (B) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.3, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(q)Liens granted by a Subsidiary that is not a Loan Party in favor of any Subsidiary and Liens granted by a Loan Party in favor of a Domestic Loan Party;

(r)Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(s)Liens on cash or Investments permitted under Section 6.4 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;
(t)Liens securing Indebtedness permitted by Section 6.1(j), (m) and (l);
(u)Liens on cash deposits in respect of rental agreements in the ordinary course of business; and
(v)Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importations of goods.
For purposes of determining compliance with this Section 6.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.2(a) through (v) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.2(a) through (v), the Borrower Representative may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.2 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time; provided, that all Liens securing Indebtedness permitted by Section 6.1(a) shall at all times be deemed to have been created under Section 6.02(m).
Section 6.3Fundamental Changes; Assets Sales; Changes in Business. (a) Parent Borrower will not, and will not permit any Subsidiary of Parent Borrower to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent Borrower and its Subsidiaries, taken as a whole, or (except as permitted by clauses (d), (i), (k) and (l) of the definition of “Asset Sales”) all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(i)any Subsidiary of Parent Borrower (other than the Borrowers) or any other Person may merge into or consolidate with a Borrower in a transaction in which the surviving entity is (x) the applicable Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the Obligations of such Borrower under the Loan Documents; provided that no Domestic Loan Party may merge into or consolidate with a Foreign Subsidiary Borrower;
(ii)(x) any Subsidiary of Parent Borrower may merge into or consolidate with the Parent Borrower or a Guarantor in a transaction in which the surviving entity is the Parent Borrower or a Guarantor, as applicable, (y) any Domestic Loan Party may merge into or consolidate with a Subsidiary Borrower that is a Domestic Loan Party in a transaction in which the surviving entity is a Subsidiary Borrower that is a Domestic Loan Party and (z) any Foreign Subsidiary may merge into or consolidate with a Foreign Subsidiary Borrower in a transaction in which the surviving entity is a Foreign Subsidiary Borrower;
(iii)any Person (other than the Borrowers) may merge into or consolidate with any Subsidiary of Parent Borrower (other than the Borrowers) in a transaction in which the surviving entity is a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(iv)any Loan Party may sell, transfer, license, lease or otherwise dispose of its assets to any other Loan Party;
(v)in connection with any Acquisition, any Subsidiary of Parent Borrower (other than the Borrowers) may merge into or with, or consolidate with any other Person, and any other Person may merge into such Subsidiary, so long as the Person surviving such merger or consolidation shall be a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(vi)any Subsidiary of Parent Borrower (other than the Borrowers) may merge into or consolidate with any other Person in a transaction in which such Subsidiary ceases to be a direct or indirect Subsidiary of Parent Borrower if such transaction is excluded from the definition of “Asset Sale” by either clause (j) or (k) thereof; and
(a)any Subsidiary of Parent Borrower (other than the Borrowers) may liquidate or dissolve if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders.
(b)Parent Borrower will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale.
(c)Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the Effective Date and businesses reasonably related, complementary, adjacent, incidental or ancillary thereto and vertical or horizontal reasonably related expansions thereof.
Section 6.4Restricted Payments. Parent Borrower will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except:

(a)so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an amount not to exceed the greater of (i) $10,000,000 and (ii) an unlimited amount so long as the Total Leverage Ratio does not exceed 2.75 to 1.00 (calculated on a Pro Forma Basis at the time such Restricted Payment is made and immediately after giving effect thereto);
(b)any Subsidiary of Parent Borrower may declare and pay dividends or make other Restricted Payments ratably to (i) its equity holders, (ii) in the case of any Subsidiary that is a Foreign Subsidiary, a Foreign Subsidiary Borrower, (iii) any Domestic Borrower or (iv) any Guarantor;
(c)Parent Borrower may make Restricted Payments to redeem in whole or in part any of its Equity Interests (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of Parent Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);
(d)Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee (or other provider of services) in an amount equal to the employee’s (or other provider of services’) tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation;
(e)Parent Borrower may declare and make dividends payable solely in additional shares of Parent Borrower’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(f)Parent Borrower may make any Restricted Payment that has been declared by it, so long as (A) such Restricted Payment would be otherwise permitted under clause (a) of this Section 6.4 at the time so declared and (B) such Restricted Payment is made within 60 days of such declaration;
(g)Parent Borrower may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment made by Parent Borrower with respect to such repurchase would be otherwise permitted under clause (a) of this Section 6.4 at the time such agreement is entered into and at the time such payment is made;
(h)Parent Borrower may make Restricted Payments pursuant to and in accordance with equity compensation plans or other similar agreements for directors, officers, employees or other providers of services to Parent Borrower and its Subsidiaries or in connection with a cessation of service of such Person;
(i)(i) Parent Borrower or any Subsidiary thereof may make any payments and/or deliveries required by the terms of, and otherwise perform its obligations under, any Convertible Debt Security (including, without limitation, payments of principal and interest thereon, making payments due upon redemption or repurchase thereof and/or making payments and deliveries due upon conversion or exchange thereof; provided that the payment of cash upon any such conversion or exchange does not exceed an amount equal to the principal amount of such Convertible Debt Security being converted or exchanged, plus (x) accrued and unpaid interest thereon, and (y) the net amount of any cash payments received upon any concurrent unwind, settlement or other termination of any related Permitted Bond Hedge Transaction); (ii) Parent Borrower or any Subsidiary may make any cash prepayment, repurchase, redemption or defeasance in whole or in part on any Convertible Debt Security in an unlimited amount exclusively using proceeds of a substantially concurrent refinancing or replacement of such Convertible Debt Security permitted under Section 6.1; and (iii) Parent Borrower or any Subsidiary thereof may prepay, repurchase, redeem, convert or exchange in whole or in part any Convertible Debt Security in an unlimited amount for any class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests), in each case, plus cash for accrued and unpaid interest;
(j)Parent Borrower may (i) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, exercises of warrants or options, or settlements of restricted stock units or (ii) “net exercise” or “net share settle” warrants or options;
(k)the receipt or acceptance by Parent Borrower or any Subsidiary of Parent Borrower of the return of Equity Interests issued by Parent Borrower or any Subsidiary of Parent Borrower to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition; and
(l)(i) the purchase of any Permitted Bond Hedge Transaction by Parent Borrower; and (ii) Parent Borrower may make any payments and/or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement, unwinding or termination thereof); and
(m)Restricted Payments may be made to pay, or to allow the Parent Borrower to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than 1.0% of an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the applicable Parent Borrower on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment; provided, that no Event of Default shall have occurred and be continuing or result therefrom.
For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Borrower Representative may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such

Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.
Section 6.5Restrictive Agreements. Parent Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary of Parent Borrower to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, (b) [reserved], or (c) the ability of any Subsidiary of Parent Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Parent Borrower or any other Subsidiary of Parent Borrower or of any Subsidiary of Parent Borrower to Guaranteed Obligations of any Borrower or any other Subsidiary of Parent Borrower under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.5 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of Parent Borrower or assets of Parent Borrower or any Subsidiary of Parent Borrower pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Subsidiary of Parent Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent Borrower, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) (x)the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Incremental Equivalent Debt and (y) clause (a) of the foregoing shall not apply to any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing any other Indebtedness not prohibited by Section 6.2; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of Parent Borrower, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.
Section 6.6Transactions with Affiliates. Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among Parent Borrower and its Subsidiaries or and not involving any other Affiliate, or as otherwise permitted hereunder, including as a Permitted IP Transfer), except (a) on terms and conditions not less favorable to Parent Borrower or such Subsidiary than could be obtained on an arm’s- length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors of Parent Borrower, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers, employees or other providers of services of Parent Borrower or any of its Subsidiaries, (c) any transaction involving amounts less than $300,000 individually or $3,000,000 in the aggregate in any fiscal year, (d) any Restricted Payment permitted by Section 6.4 and (e) any transaction between or among Parent Borrower, any Subsidiary, any Professional Company (pursuant to or in connection with a Professional Company Document) or any of the Pharmacy Entities, and not otherwise prohibited hereunder.
Section 6.7Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)Investments in cash and Cash Equivalents and Marketable Securities;
(b)Investments (including intercompany loans) in Parent Borrower or any Subsidiary of Parent Borrower;
(c)other Investments (including Joint Ventures) in an amount not to exceed the greater of (i) $25,000,000 and (ii) an unlimited amount so long as the Total Leverage Ratio (calculated on a Pro Forma Basis at the time such Investment is made and immediately after giving effect thereto) does not exceed 3.00 to 1.00; provided, that, with respect to Investments made in reliance on sub-clause (i) of this Section 6.7(c), no Event of Default shall have occurred and be continuing or result therefrom;
(d)loans and advances to employees or other providers of services of Parent Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 in any fiscal year;
(e)Investments described in Schedule 6.7;
(f)Swap Agreements which constitute Investments;
(g)trade receivables in the ordinary course of business;
(h)guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(j)intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
(k)lease, utility and other similar deposits in the ordinary course of business;
(l)Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;
(m)Investments in Joint Ventures, Professional Companies and Pharmacy Entities in an aggregate principal amount not to exceed $15,000,000 in any fiscal year;
(n)The purchase of any Permitted Bond Hedge Transaction by Parent Borrower and the performance of its obligations thereunder;

(o)Investments made to Pharmacy Entities in the ordinary course of business for the purchase of Inventory; and
(p)Investments in any Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed $50,000,000.
For purposes of covenant compliance with this Section 6.7, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment and (ii) (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower Representative may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses.
Section 6.8Financial Covenants.
(a)Parent Borrower will not permit the Total Leverage Ratio, as of the last date of any period of four fiscal quarters of Parent Borrower ending on or following the Effective Date, to exceed 3.50 to 1.00 (the “Maximum Leverage Ratio”).
(b)Parent Borrower will not permit the Interest Coverage Ratio, as of the last day of any for any period of four fiscal quarters of Parent Borrower ending on or following the Effective Date, to be less than 3.00 to 1.00.
Section 6.9Change in Fiscal Year. The Parent Borrower will not permit the fiscal year of Parent Borrower to end on a day other than December 31 or change Parent Borrower’s method of determining fiscal quarters.
Section 6.10Outbound Investment Rules. The Parent Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 6.11Material Intellectual Property. Unless the Required Lenders shall have otherwise consented in writing, each Loan Party (i) shall cause all Material Intellectual Property to be owned and held by a Loan Party, (ii) shall not dispose of any Material Intellectual Property to any person that is not a Loan Party and (iii) shall not permit any Investment in the form of a contribution by a Loan Party or a Subsidiary of Material Intellectual Property owned by such

Loan Party or a Subsidiary to any Subsidiary that is not a Loan Party; provided that the foregoing shall not apply to a Permitted IP Transfer.
Section 6.12Modifications to Professional Company Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries, to amend or otherwise consent to any change or amendment to the terms of any Professional Company Document to which it is a party, in a manner, that would or would be reasonably expected to materially and adversely impair the ability of the Parent Borrower to meet its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing, any changes or amendments to any Professional Company Document that are required, or desirable, in Parent Borrower’s reasonable business judgment, to maintain or achieve compliance with any applicable requirements of law shall be permitted in all events.
Article VII

GUARANTY
Section 7.1Guaranty of the Obligations. Subject to Section 7.11, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of a Domestic Borrower in its capacity as a Guarantor shall exclude such Borrower’s Direct Borrower Obligations.
Section 7.2Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.
Section 7.3Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)the obligations of each Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against such Borrower, any such other guarantor, any other Borrower or any other Person and whether or not such Borrower, any such other guarantor, any other Borrower or any other Person is joined in any such action or actions;
(d)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, Secured Swap Agreement or Secured Cash Management Services Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable Secured Swap Agreement, Secured Cash Management Services Agreement, and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Swap Agreement or any Secured Cash Management Services Agreement; and
(f)this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations in respect of Secured Swap Agreements or Secured Cash Management Services) and the cancellation or expiration with no pending drawings or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Secured Swap Agreements or any Secured Cash Management Services Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any Secured Swap Agreements, any Secured Cash Management Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Swap Agreement, such Secured Cash Management Services Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any Secured Swap Agreements, any Secured Cash Management Services Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of any Borrower or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Borrower or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law; provided, however, that this limitation shall not apply to a Domestic Borrower with respect to its Direct Borrower Obligations.
Section 7.4Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set offs, recoupments and counterclaims, (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Swap Agreements, the Secured Cash Management Services Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.
Section 7.5Guarantors’ Rights of Subrogation, Contribution, Etc Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) and all Letters of Credit shall have expired with no pending drawings or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Notwithstanding the foregoing, to the extent that any Guarantor’s right to indemnification or contribution arises from a payment or sale of Collateral made to satisfy Obligations constituting Swap Obligations, only those Loan Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify and/or contribute to such Guarantor with respect to such Swap Obligations and the amount of any indemnity or contribution shall be adjusted accordingly.
Section 7.6Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 7.7Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Cash Management Services) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired with no pending drawings or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Banks. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 7.8Authority of Guarantors or the Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 7.9Financial Condition of the Borrowers. Any Loan may be made to any Borrower or continued from time to time and any Secured Swap Agreement or Secured Cash Management Services Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower or any other Loan Party at the time of any such grant or continuation or at the time such Secured Swap Agreement or Secured Cash Management Services Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from the Borrowers and the other Loan Parties on a continuing basis concerning the financial condition of the Borrowers and the other Loan Parties and their respective ability to perform their obligations under the Loan Documents and the Secured Swap Agreements or Secured Cash Management Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each

Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower or any other Loan Party now known or hereafter known by any Beneficiary.
Section 7.10Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor or other Loan Party shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Loan Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Loan Party or by any defense which any Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(a)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(b)In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, Parent Borrower or any Subsidiary of Parent Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 7.11Excluded Swap Obligations. (a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guaranty by any Guarantor under any Loan Document shall include a guaranty of any Obligation and no Guaranteed Obligations shall include any Obligation that, as to such Guarantor, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor shall secure any Obligation and no Secured Obligations shall include any Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guaranty by any Guarantor, or any amount is realized from Collateral of any Guarantor, as to which any Guaranteed Obligations or Secured Obligations, as applicable, are Excluded Swap Obligations, such payment or amount shall be applied to pay the Guaranteed Obligations or Secured Obligations, as applicable, of such Guarantor as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, with payments from Guarantors of all Obligations, on the one hand, and Guarantors who cannot guarantee Excluded Swap Obligations, on the other hand, being distributed in such manner (but without applying payments from Guarantors who cannot guarantee Excluded Swap Obligations to such obligations) so as to ensure, as nearly as practicable, the distribution of payments as required by the Loan Documents. Each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Guaranteed Obligations, the Secured Obligations or the Obligations or any specified portion thereof that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.
(a)Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations; provided, however, that such Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred by such Qualified ECP Guarantor without rendering its obligations under this Section or otherwise its Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guaranty is released. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Article VIII

EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable or any amount due and payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of Parent Borrower or any Subsidiary of Parent Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representation or warranty shall prove to have been incorrect in any respect);
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (solely with respect to such Loan Party’s existence), Section 5.9, or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender);
(f)Parent Borrower or any Subsidiary of Parent Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(g)after giving effect to any grace period, Parent Borrower or any Subsidiary of Parent Borrower fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness (other than as described in clause (f) above), if the failure referred to in this clause (g) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity (or in the case of any such Indebtedness constituting a Guarantee in respect of Indebtedness to become payable) or become subject to a mandatory offer purchase by the obligor (other than (x) any redemption, repurchase, conversion, exchange, settlement or event with respect to any Convertible Debt Security pursuant to its terms (or the occurrence of any event that permits such redemption, repurchase, conversion, exchange or settlement) unless such redemption, repurchase, conversion, exchange or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (y) settlement, unwinding or termination of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction);
(h)(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Parent Borrower or any Subsidiary of Parent Borrower (other than an Immaterial Subsidiary), under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent Borrower or any Subsidiary of Parent Borrower (other than an Immaterial Subsidiary) and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)Parent Borrower or any Subsidiary of Parent Borrower (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent Borrower or any Subsidiary of Parent Borrower (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)Parent Borrower or any Subsidiary of Parent Borrower (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)(i) one or more judgments for the payment of money in excess of $25,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be rendered against Parent Borrower, any Subsidiary of Parent Borrower or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged or unpaid for a period of 45 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent Borrower or any Subsidiary of Parent Borrower (other than an Immaterial Subsidiary) to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against Parent Borrower or any Subsidiary of Parent Borrower or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 90 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;
(l)one or more ERISA Events shall have occurred that would reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)(i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than resulting from the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under any collateral document or a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner or (iii) any Loan Party shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the obligation of the Issuing Banks to issue any Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, (ii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents, (iii) direct the Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Article VIII (h) or (i) to pay) to the Administrative Agent such additional amounts of cash as are reasonably requested by the applicable Issuing Banks, to be held as security for the Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.4(j) and (iv) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (including any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.4(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
Article IX

THE AGENTS
Section 9.1Authorization and Action.
(a)Each of the Lenders (including in its capacity as a potential counterparty under a Secured Swap Agreement or a provider of Secured Cash Management Services), Secured Parties and Issuing Banks hereby irrevocably appoints JPMCB as the Administrative Agent and Collateral Agent (and JPMCB hereby accepts such appointment) and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except, in each case, as set forth in Section 9.2(d), the provisions of this Article are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article. The Person serving as the Agent (which for purposes of this Article shall mean the Administrative Agent and the Collateral Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Parent Borrower or any Subsidiary of Parent Borrower or other Affiliate thereof as if it were not the Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
(b)The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
Section 9.2Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)The Agent and its Related Parties shall not be liable for any action taken or not taken by such party, the Agent or any of its Related Parties (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(b)The Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.2 unless and until written notice thereof stating that it is a “notice under Section 5.2” in respect of this Agreement or (ii) notice of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrower Representative or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (z) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Borrower, any other Loan Party, any Subsidiary, any Lender or the Issuing Bank as a result of, any exchange rate or Dollar Equivalent.
(c)The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page). The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(d)The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 9.3Successor Administrative Agent.
(a)The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrowers. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower Representative and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower Representative and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders and the Issuing Banks under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of JPMCB or its successor as the Administrative Agent pursuant to this Article shall also constitute the resignation of JPMCB or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral

Agent is appointed. Any successor Administrative Agent appointed pursuant to this Article IX shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower Representative and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower Representative and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders and the Borrower Representative. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent and in consultation with the Borrower Representative, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders and/or the Issuing Banks under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed.
(c)Any resignation of JPMCB or its successor as the Administrative Agent pursuant to this Article IX shall also constitute the resignation of JPMCB or its successor as Swing Line Lender and Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become successor Swing Line Lender and Issuing Bank for all purposes hereunder. In such event (i) the Borrowers shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower Representative for cancellation, and (iii) the applicable Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. After such resignation of JPMCB as an Issuing Bank hereunder, JPMCB shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this

Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
Section 9.4Acknowledgements of Lenders and Issuing Banks.
(a)Each Lender and each Issuing Bank acknowledges that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Agent, any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Anything herein to the contrary notwithstanding, none of the Arrangers nor any of the Joint Bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, Lender, Issuing Bank or Swing Line Lender hereunder.
(c)
(i)Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.4(c) shall be conclusive, absent manifest error. Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.
(iii)Each party’s obligations under this Section 9.4(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(d)The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, Issuing Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders and Issuing Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders or Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Lenders, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative

Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, one or more Issuing Banks or any formal or informal committee or ad hoc group of such Lenders or Issuing Banks, including at the direction of a Loan Party.
Section 9.5Collateral Matters.
(a)Each Secured Party hereby authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Swap Agreement or Secured Cash Management Services. Subject to Section 10.2, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented.
(b)Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
(c)No Secured Swap Agreement or Secured Cash Management Services Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights to manage or release any Collateral or of the obligations of any Loan Party under the Loan Documents. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.5(c).
(d)Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations in respect of any Secured

Swap Agreement or Secured Cash Management Services) have been paid in full, all Commitments have terminated or expired and all Letters of Credit shall have terminated or expired without any pending drawing thereon (or the outstanding Letters of Credit have been cash collateralized in an amount equal to 103% of all Letter of Credit Usage at such time in a manner satisfactory to the applicable Issuing Banks), upon request of the Borrower Representative, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Swap Agreement or a provider of any Secured Cash Management Services) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranties provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Swap Agreements or Secured Cash Management Services. Any such release of any Guaranty shall be deemed subject to the provision that such any Guaranty shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(e)The Secured Parties hereby irrevocably authorize the Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2.
Section 9.6Credit Bidding.
The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 9.7Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) of Section 9.7(a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) of Section 9.7(a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Agents, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)Each Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal- away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 9.8Borrower Communications.
(a)The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing

Banks and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
(d)Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Article X

MISCELLANEOUS
Section 10.1Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other facsimile transmission or, subject to clause (b) below, other electronic image scan transmission (e.g., pdf via email)), as follows:
(i)if to any Loan Party, to the Borrower Representative:

Hims & Hers Health, Inc.,
2269 Chestnut Street, #523
San Francisco, CA 94123
Attention: Soleil Boughton
Email: legal@forhims.com
with a copy to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP
One Marina Park Drive
Suite 900
Boston, MA 02210
Attention: Jay DelMonico
(Email: jdelmonico@gunder.com);
(ii)if to the Administrative Agent from the Lenders, to: :
JPMorgan Chase Bank, N.A.
131 S Dearborn St, Floor 04
Chicago, IL 60603-5506
Attention: Loan and Agency Servicing
Email: jpm.agency.cri@jpmorgan.com
Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com
Agency Compliance/Financials/Intralinks:
Email: covenant.compliance@jpmchase.com
(iii)if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;
(iv)if to an Issuing Bank, to it at the address separately provided to the Borrower;
(v)if to the Swing Line Lender, at the address separately provided to the Parent Borrower;
(vi)if to any other Issuing Bank, to it at its address (or telecopy (or other facsimile transmission) number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower Representative (or, in the absence of any such notice, to the address (or telecopy (or other facsimile transmission) number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(vii)if to any other Lender, to it at its address (or telecopy (or other facsimile transmission) number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy (or other facsimile transmission) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through Approved Electronic Platforms or Approved Borrower Portals to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(a)Notices and other communications to any Borrower, any Loan Party, Lenders, Swing Line Lender, the Administrative Agent and Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender, Swing Line Lender and applicable Issuing Bank. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(b)Any party hereto may change its address or telecopy (or other facsimile transmission) number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(c)The Borrowers agree that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar, the Internet or another similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).
Section 10.2Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, extension or increase of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.
(a)Except as provided in this clause (b) and in Section 2.13(b), 2.13(c) and Section 11.8(b), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or by the Borrower Representative and the Administrative Agent with the consent of the Required Lenders; provided, however, that, subject to Section 2.13, no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender (or make any changes to the definition of “Applicable Percentage”), (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any reimbursement obligation in respect of any Letter of Credit, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder or any reimbursement obligation in respect of any Letter of Credit, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate set forth in Section 2.12(c), (iv) change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release or subordinate all or substantially all of the value of any Guaranty or the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or any Collateral is permitted pursuant to Section 10.17 (in which case such release may be made by the Administrative Agent or the Collateral Agent, as applicable, acting alone), (vi) without the prior written consent of each Lender directly and adversely affected thereby, (A) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (B) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, (vii) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) extend the stated expiration date of any Letter of Credit without the written consent of the applicable Issuing Bank, each Lender directly affected thereby, and the beneficiary(ies) of such Letter of Credit, (ix) change the definition of “Pro Rata Share” without the written consent of each Lender directly affected thereby; (x) change Section 2.21(a)(iv) or similar “waterfall” provisions in the other Loan Documents, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (xi) change any other provision of the Loan Documents in a manner that by its terms affects the rights in respect of payments in respect of Loans of any Class more adversely than Loans of any other Class without the written consent of Lenders holding a majority of the outstanding Loans and Commitments of such affected Class. Notwithstanding anything to the contrary herein, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents hereunder without the prior written consent of such Agent, (B) no such amendment shall amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(d) without the written consent of the Administrative Agent and of each Issuing Bank, and no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of such Issuing Bank, (C) no such amendment shall amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender, (D) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (E) this Agreement may be amended to provide for a Commitment Increase or an Incremental Term Loan Facility in the manner contemplated by Section 2.19 and the extension of the Maturity Date as contemplated by Section 2.20, and (F) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower Representative and the Administrative Agent to (x) cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, and (y) grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property constituting Collateral.
Section 10.3Expenses; Limitation of Liability; Indemnity; Etc. (a) The Borrowers shall, jointly and severally, pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Agents, the Arrangers, the Joint Bookrunners and their respective Affiliates, including, without limitation, the reasonable, documented and invoiced fees, disbursements and other charges of one firm of counsel for the Agents, the Arrangers and the Joint Bookrunners, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower Representative), of a single local counsel in each relevant material jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Agents, the Arrangers, the Joint Bookrunners, each Issuing Bank and each Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Agents and the Lenders, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower Representative), of a single local counsel in each relevant material jurisdiction and in the case of an actual or potential conflict of interest where any Agent or any Lender affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made, or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(a)To the extent permitted by applicable law (i) no Borrower and no Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Bank, the Swing Line Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.3(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party
(b)Each Loan Party shall indemnify each Agent, the Arrangers, the Joint Bookrunners, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related costs or reasonable, documented and invoiced expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such Proceeding is initiated by a third party or a Borrower or any Affiliate of a Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.14 and 2.16, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim, (x) to the extent that such Liabilities and related costs or reasonable, documented and invoiced expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the direct parent of the Borrower Representative, the Borrower Representative or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-

appealable judgment) other than any Proceeding against any Agent, the Arrangers, the Joint Bookrunners or the Issuing Banks in such capacity.
(c)Each Lender severally agrees to pay any amount required to be paid by any Borrower under paragraphs (a), (b) or (c) of this Section 10.3 to the Administrative Agent, each Issuing Bank and the Swing Line Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Borrower and without limiting the obligation of any Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to any Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an

Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower Representative shall be deemed to have consented to an assignment of Revolving Loans or the Commitments unless objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the Administrative Agent; and
(C)with respect to Revolving Loans and Commitments, each Issuing Bank and Swing Line Lender.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) any Disqualified Lender; and
(F)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
For the purposes of this Section, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.3); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, and drawings under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to establish that each Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(b)(i) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Banks or the Swing Line Lender, sell participations to one or more banks or other entities (but not to the Borrower Representative or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood and agreed that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 10.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the Bank of England or the European Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(d)(i) No assignment or participation shall be made to any Person that was a Disqualified Lender (other than, in the case of participations (but not assignments), a Person who was a Disqualified Institution solely as a result of clause (c) of the definition thereof) as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). With respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrower Representative of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(i)If any assignment or participation is made to any Disqualified Lender without the Borrower Representative’s sole prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Lenders, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(ii)The Administrative Agent shall have the right, and the Borrower Representative hereby expressly authorizes the Administrative Agent to (1) post the list of Disqualified Lenders provided by the Borrower Representative and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (2) provide the DQ List to each Lender requesting the same. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, or otherwise take (or omit to take) any action with respect thereto.
Section 10.5Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance or any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the resignation of any Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.
Section 10.6Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, any Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Agents and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.7Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held by, and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and Issuing Bank agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Domestic Borrowers) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Domestic Borrowers).
Section 10.9Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(a)Each of the Lenders, the Administrative Agent and the Collateral Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or the Collateral Agent or any of its Related Parties relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the Issuing Bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether in contract or tort or otherwise) arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12Confidentiality. (a) Each of the Agents and the Lenders (which term shall for the purposes of this Section 10.12 includes the Issuing Banks) agrees to (i) maintain the confidentiality of the Information (as defined below), (ii) not disclose any Information to any individual or organization, either internally or externally, without the prior written consent of the Borrower Representative, and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (A) to its Affiliates and its and their respective directors, officers, employees, other providers of services and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (B) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower Representative promptly thereof), (D) to any other party to this Agreement, (E) in connection with the exercise of any remedies hereunder or under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any Loan Document, (F) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee of any of its rights or obligations under this Agreement, (G) with the consent of the Borrower Representative, (H) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent or any Lender, any Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower Representative that is not known to be subject to a confidentiality obligation to the Borrower Representative or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower Representative or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (I) to any Participant or “bona fide” prospective Participant in, or any “bona fide” prospective assignee of, the Commitments, the Loans or any Lender’s rights or obligations under this Agreement (in each case other than any Disqualified Lender) or (J) to any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to a Borrower and its obligations in each case other than any Disqualified Lender; provided that, in the case of clauses (I) and (J) of this Section 10.12 such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12 and (y) no consent of Borrower Representative shall be required (I) with respect to any administrative notices from the Administrative Agent to any Lender and (II) during any time that a Default or Event of Default has occurred and is continuing. For the purposes of this Section, “Information” means all information received from the Borrowers, or from any of their Affiliates, representatives or advisors on behalf of the Borrowers, relating to the Borrowers or their business (including, for the avoidance of doubt, the DQ List), other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers, or by any of their Affiliates, representatives or advisors on behalf of the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 10.13Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON- PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT PARENT BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.14Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the

“Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
Section 10.15No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers, the Joint Bookrunners and the Lenders (which term shall for the purposes of this Section include the Issuing Banks) are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Agents, the Arrangers, the Joint Bookrunners and the Lenders, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Arrangers, the Joint Bookrunners and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (B) neither any Agent, the Arrangers, any Joint Bookrunner nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Joint Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither any Agent, any Arranger, any Joint Bookrunner nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Arrangers, the Joint Bookrunners and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16[Reserved].
Section 10.17USA PATRIOT Act. Each Lender (which term shall for the purposes of this Section include the Issuing Banks) that is subject to the requirements of the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lenders) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and Beneficial Ownership Regulations.
Section 10.18Release of Liens and Guarantors.

(a)A Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Loan Party shall be automatically released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party) or becomes an Excluded Subsidiary (other than pursuant to clause (b) or (d) of the definition thereof) and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry; provided that if any Loan Party qualifies as an Excluded Subsidiary pursuant to clause (d) of the definition of such term, such Loan Party shall only be released from its obligations under the Loan Documents if (x) such Loan Party so qualifies as a result of a transaction (i) not undertaken for the primary purpose of obtaining the release of such Loan Party from its obligations under the Loan Documents (and any Liens granted by it thereunder), (ii) that is done for a bona fide business purpose, (iii) that if deemed to be an Investment in such Loan Party at fair market value, there would be sufficient Investment capacity to permit such Investment at such time, (y) no default or Event of default exists or will result from transaction and (z) such Loan Party does not own or exclusively license any Material Intellectual Property.
(b)Upon any sale or other transfer by any Loan Party (other than a sale or transfer to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by the Collateral Documents shall be automatically released.
(c)Upon the release of any Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Loan Party created by the Collateral Documents shall be automatically released.
(d)[reserved].
(e)Upon termination of the aggregate Commitments and payment in full of all Obligations (other than (i) contingent amounts not yet due, (ii) Secured Cash Management Obligations and (iii) Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired with no pending drawings or been terminated (unless such Letters of Credit have been (i) cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the applicable Issuing Bank, (ii) backstopped by a letter of credit in form, amount and substance and by an institution reasonably satisfactory to the applicable Issuing Bank or (iii) deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank), all obligations under the Loan Documents and all security interests created by the Collateral Documents shall be automatically released.
(f)In connection with any termination or release pursuant to this Section 10.18, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Borrower or the applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.
(g)Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 10.18.
(h)In the event that (a) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than Parent Borrower or its Subsidiaries in a transaction permitted under this Agreement, (b) a Guarantor ceases to be a Material Domestic Subsidiary or (c) a Guarantor would become an Excluded Subsidiary upon the consummation of any transaction permitted hereunder, the Administrative Agent shall, at the Borrowers’ expense, promptly take such action and execute such documents as the Borrower Representative may reasonably request to terminate the Guaranty of such Guarantor.
Section 10.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(A)a reduction in full or in part or cancellation of any such liability;
(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.21Joint and Several; Borrower Agreements. (a) Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent, the Issuing Banks and the Lenders for the Loan Document Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Issuing Bank, any Lender or any other Person. Each Borrower’s liability for the Loan Document Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Loan Document Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Loan Document Obligations or of any other document evidencing all or any part of the Loan Document Obligations, (ii) the absence of any attempt to collect any of the Loan Document Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Loan Document Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Loan Document Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Loan Document Obligations, (vi) any increase in the amount of the Loan Document Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of the Loan Parties to collect and recover all or any part of the Loan Document Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Loan Document Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent or the Lenders under applicable law to pursue or exhaust remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Loan Document Obligations.
(a)Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the Loan Documents unless and until the Administrative Agent, each Issuing Bank and each Lender have been paid in full and all of the Loan Document Obligations are satisfied and discharged following termination or expiration of all commitments of the Lenders to extend credit to the Borrowers.
Section 10.22Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
Article XI

BORROWER REPRESENTATIVE AND SUBSIDIARY BORROWERS
Section 11.1The Borrower Representative. Parent Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the

Funding Account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.1.
Section 11.2Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
Section 11.3Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
Section 11.4Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
Section 11.5Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
Section 11.6Execution of Loan Documents; Compliance Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
Section 11.7Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Compliance Certificate required pursuant to the provisions of this Agreement.
Section 11.8Subsidiary Borrowers.
(a)On or after the Effective Date, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), Parent Borrower may designate any wholly-owned Domestic Subsidiary or Foreign Subsidiary as a Borrower by delivery to the Administrative Agent of a Borrower Supplement executed by such Subsidiary and Parent Borrower together with a Note in favor of each requesting Lender, and such Subsidiary shall for all purposes of this Agreement be a Borrower and party to this Agreement (until its status as a Borrower is terminated in accordance with clause (d) below) upon such consent of the Administrative Agent and such delivery; provided that, with respect to any proposed Foreign Subsidiary Borrower, the Administrative Agent shall notify the Lenders in writing at least five Business Days prior to granting such consent and, if any Lender notifies the Administrative Agent within five Business Days that (x) it is not permitted by applicable requirements of law or any of its organizational policies to make Revolving Loans to, or participate in Letters of Credit for the account of, the relevant Foreign Subsidiary, (y) that the designation of a Foreign Subsidiary Borrower hereunder would result in increased costs in accordance with Section 2.14 with respect to such Lender (any such Lender that would be subject to increased costs upon such designation, an “Increased Cost Lender”) or (z) it will be subject to any Taxes (unless indemnified pursuant to Section 2.16 of this Agreement, subject to such Lender’s compliance with Section 2.16(e)) to which such Lender would not have been subject as a result of designation of a Foreign Subsidiary as a Foreign Subsidiary Borrower, the Administrative Agent shall withhold such consent or shall give such consent only upon effecting changes to the provisions of Article II as are contemplated by Section 11.8(b); provided further that, with respect to each Subsidiary so designated pursuant to this clause (a), (x) to the extent not previously complied with, such Subsidiary shall comply with the requirements of Section 5.11 mutatis mutandis (it being understood that the documents described in Section 5.11 shall be delivered on the effective date of the Borrower Supplement to the extent not previously delivered), (y) the Administrative Agent shall have received documents of the type described in Sections 4.1(a)(ii), 4.1(c), 4.1(d), 4.1(e) and 4.1(i) (or equivalent or comparable documents for the applicable jurisdiction of the Foreign Subsidiary in form and substance acceptable to the Administrative Agent) dated as of the effective date of the Borrower Supplement with respect to such Subsidiary in substantially the same form as such documents that were delivered with respect to Parent Borrower on the Effective Date or such other form as may be acceptable to the Administrative Agent and (z) the Administrative Agent shall have received, at least three (3) Business Days prior (or, with respect to any Foreign Subsidiary Borrower, five (5) Business Days prior) to the effective date of such Borrower Supplement, all documentation and other information regarding such Subsidiary requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and to the extent such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior (or, with respect to any Foreign Subsidiary Borrower, five (5) Business Days prior) to the effective date of such Borrower Supplement, any Lender that has requested a Beneficial Ownership Certification in relation to such Subsidiary shall have received such Beneficial Ownership Certification; provided further that, with respect to each Foreign Subsidiary so designated pursuant to clause (a), (x) such Foreign Subsidiary Borrower and its subsidiaries, as applicable, shall deliver applicable Foreign Collateral Documents and satisfy the Foreign Collateral Requirement and (y) the Administrative Agent shall be reasonably satisfied that any payments by or on account of such Foreign Subsidiary Borrower hereunder or under any Loan Document will not be subject to deduction or withholding for any Taxes (unless indemnified pursuant to Section 2.16 of this Agreement, subject to such Lender’s compliance with Section 2.16(e)) that would not have applied in the absence of the designation of such Foreign Subsidiary as a Foreign Subsidiary Borrower. As soon as practicable upon receipt of a Borrower Supplement, the Administrative Agent will deliver a copy thereof to each Lender.
(b)In order to accommodate (i) the designation of a Foreign Subsidiary as a Foreign Subsidiary Borrower or (ii) extensions of credit to a Foreign Subsidiary Borrower, in each case, where one or more Lenders are able and willing to lend Loans to, and participate in Letters of Credit issued for the account of, such Foreign Subsidiary, but other Lenders are not so able and willing or are Increased Cost Lenders, the

Administrative Agent shall be permitted, solely with the consent of the Parent Borrower, to effect such changes to the provisions of this Agreement as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a limited liability company and certain of its Foreign Subsidiaries, all with the intention of providing procedures for the Lenders who are so able and willing to extend credit to such Foreign Subsidiaries and for the other Lenders (including Increased Cost Lenders) not to be required to do so. In addition, in order to accommodate the designation of a Foreign Subsidiary as a Foreign Subsidiary Borrower, the Administrative Agent shall be permitted, solely with the consent of the Parent Borrower, to effect such changes to the provisions of this Agreement as it reasonably believes are appropriate to ensure (x) no Lender will be subject to any Taxes (unless indemnified pursuant to Section 2.16 of this Agreement, subject to such Lender’s compliance with Section 2.16(e)) to which such Lender would not have been subject as a result of designation of a Foreign Subsidiary as a Foreign Subsidiary Borrower and (y) any payments by or on account of such Foreign Subsidiary Borrower hereunder or under any Loan Document will not be subject to deduction or withholding for any Taxes (unless indemnified pursuant to Section 2.16 of this Agreement, subject to such Lender’s compliance with Section 2.16(e)) that would not have applied in the absence of the designation of such Foreign Subsidiary as a Foreign Subsidiary Borrower. Prior to effecting any such changes, the Administrative Agent shall give all Lenders at least five Business Days’ notice thereof and an opportunity to comment thereon.
(c)Notwithstanding the foregoing clause (a), (i) no Borrower that is a Domestic Subsidiary may borrow Loans prior to the fifth Business Day after the Administrative Agent has distributed copies of the applicable Borrower Supplement pursuant to the last sentence of clause (a) and (ii) no Borrower that is a Foreign Subsidiary may (x) borrow Loans prior to the tenth Business Day after the Administrative Agent has distributed copies of the applicable Borrower Supplement pursuant to the last sentence of clause (a) or (y) borrow or maintain Loans if any Lender has notified the Administrative Agent (which notice has not been withdrawn) that such Lender has determined in good faith that (A) as of the date such Subsidiary Borrower is eligible to borrow Loans pursuant to the foregoing clause (c)(ii)(x) or (B) as the result of the introduction of, any change in, or any change in the interpretation or administration of any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case described in this clause (B) after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (c)(ii)(x), such Lender cannot make or maintain Loans to such Subsidiary Borrower without (1) adverse tax or legal consequences (including any consequences resulting from exchange controls or capital controls) unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Lender for costs pursuant to Sections 2.14 and 2.16 of this Agreement resulting from such consequences that would not have applied in the absence of the designation of such Foreign Subsidiary as a Foreign Subsidiary Borrower, subject to such Lender’s compliance with Section 2.16(e), or such consequences relate to FATCA or (2) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).
(d)So long as the principal of and interest on all Loans made to any Borrower under this Agreement shall have been paid in full and all other obligations of such Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Borrower may, upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate its status as a “Borrower”.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.
HIMS & HERS HEALTH, INC.

By:    /s/ Oluyemi Okupe
Name:    Oluyemi Okupe
Title:    Chief Financial Officer

[Signature Page to Credit and Guaranty Agreement]

HIMS, INC., as a Guarantor

By:    /s/ Oluyemi Okupe
Name:    Oluyemi Okupe
Title:    Chief Financial Officer

H&H PHARMACY MANAGEMENT, INC., as a Guarantor

By:    /s/ Oluyemi Okupe
Name:    Oluyemi Okupe
Title:    Treasurer

[Signature Page to Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swing Line Lender and Lender
By:    /s/ Erik Barragan
Name:    Erik Barragan
Title:    Authorized Officer

[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY BANK, N.A., as Lender and Issuing Bank
By:    /s/ Michael King
Name:    Michael King
Title:    Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS BANK USA, as Lender and Issuing Bank
By:    /s/ Dan Starr
Name:    Dan Starr
Title:    Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

[Signature Page to Credit and Guaranty Agreement]

EXHIBIT A
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Guaranty Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit, guarantees and swing line loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.Assignor:    ______________________________________
Assignor [is][is not] a Defaulting Lender
2.Assignee:    ______________________________________
[and is an Affiliate/Approval Fund of [identify Lender]]Assignor [is][is not] a Defaulting Lender
3.Parent Borrower:    Hims & Hers Health, Inc. (the “Company”)
4.Administrative Agent:    JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.Credit Agreement:    Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), among Hims & Hers Health, Inc., as Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, the Collateral Agent, Issuing Bank and Swing Line Lender.
6.Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Revolving Facility	$	$	%

Effective Date:                , 20      , [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR],
By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],
By:
Name:
Title:
Consented to and Accepted:
1     Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder

JPMORGAN CHASE BANK, N.A., AS THE ADMINISTRATIVE AGENT, SWING LINE LENDER AND ISSUING BANK
By:
Name:
Title:
[         ], AS ISSUING BANK
By:
Name:
Title:
[Consented to:
HIMS & HERS HEALTH, INC.
By:
Name:
Title:    ]2

2     To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Annex I
Exhibit A
HIMS & HERS HEALTH, INC. CREDIT AGREEMENT
Standard Terms and Conditions for
Assignment and Assumption
1.Representations and Warranties.
1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time, or (v) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and under applicable law, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.4(a) thereof), as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arranger, the Assignor or any other Lender or any of their respective Related Parties and (vi) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the

Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interest and as provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent as provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents to the extent of the Assigned Interest.
4.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B
[FORM OF]
FORM OF ISSUANCE NOTICE
Reference is made to the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hims & Hers Health, Inc., a Delaware corporation (the “Borrower Representative”), the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as the Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender.
Pursuant to Section 2.4 of the Credit Agreement, Borrower Representative desires a Letter of Credit to be issued by [specify Issuing Bank] (the “Bank”) in accordance with the terms and conditions of the Credit Agreement on [             ] (the “Credit Date”) in an aggregate face amount of $ [_______, _______, _______].
Attached hereto for each such Letter of Credit are the following:
(a)    the amount of such Letter of Credit;
(b)    the name and address of the beneficiary;
(c)    the expiration date; and
(d)    either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary on or prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.
Borrower Representative hereby certifies that:
(i)after issuing such Letter of Credit requested on the Credit Date, (A) the Total Utilization of Commitments shall not exceed the Commitments then in effect, (B) the aggregate Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect, (C) the Letter of Credit Usage attributable to Letters of Credit issued by the Bank shall not exceed the Issuing Bank Sublimit of the Bank, unless otherwise agreed to in writing by the Bank and (D) the aggregate amount of Revolving Loans (and Swing Line Loans, in the case of the Swing Line Lender) and Letters of Credit issued by the Bank shall exceed such Issuing Bank’s Commitments, unless otherwise agreed to in writing by the Bank;
(ii)as of the Credit Date, the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Credit Date, except that (i) for purposes of this Issuance Notice, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties were true and correct in all respects) as of such earlier date;
(iii)at the time of and immediately after issuing such Letter of Credit requested on the Credit Date, no Default or Event of Default has occurred and is continuing; and
(iv)on or before the Credit Date, Administrative Agent has received all other information required by this Issuance Notice.
[Remainder of page intentionally left blank]

Date: [           ]
HIMS & HERS HEALTH, INC.
By:
Name:
Title:

[Signature Page to Issuance Notice]

EXHIBIT C
INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A., as the Administrative Agent
for the Lenders party to the
Credit Agreement referred to below
131 S Dearborn St, Floor 04, Chicago, Illinois 60603-5506
Attention: Loan and Agency Servicing
Email: jpm.agency.cri@jpmchase.com
[Date]
Ladies and Gentlemen:

The undersigned, Hims & Hers Health, Inc. (the “Borrower Representative”), refers to the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower Representative, the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert][continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i)The name of the Borrower is ____________.
(ii)The Proposed [Conversion][Continuation] relates to the Borrowing of Loans originally made on __________, 20 _____ (the “Outstanding Borrowing”) in the principal amount of [$][Cdn$][€][£][_____] and currently maintained as a Borrowing of [ABR Loans][RFR Loans][Term Benchmark Loans with an Interest Period ending on [___, ___, ___]].
(iii)The effective date of the Proposed [Conversion][Continuation] is _______, ___1.
1 Shall be a Business Day that is (i) three U.S. Government Securities Business Days after the date hereof in the case of a Term Benchmark Borrowing denominated in Dollars, (ii) three Business Days after the date hereof in the case of a Term Benchmark Borrowing denominated in Euros, (iii) five RFR Business Days after the date hereof in the case of an RFR Borrowing denominated in Sterling, (iv) five Business Days after the date hereof in the case of an RFR Borrowing denominated in Canadian Dollars, (v) three Business Days after the date hereof in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, (vi) one Business Day after the date hereof in the case of an ABR Borrowing or (vii) on the date of the proposed Borrowing in the case of a Swing Line Loan; provided that, any such notice shall be deemed to have been given on a certain day only if given not later than (a) 1:00 p.m., New York City time, in the case of a Term Benchmark Borrowing denominated in Dollars, (b) 12:00 p.m., New York City time, in the case of a Term Benchmark Borrowing denominated in Canadian Dollars or Euros, in the case of a Swing Line Loan or in the case of a RFR Borrowing dominated in Canadian Dollars, (d) 11:00 a.m., New York City time, in the case of a RFR Borrowing denominated in Sterling or in the case of an ABR Borrowing.

(iv)The Outstanding Borrowing shall be [continued as a Borrowing of Term Benchmark Loans with an Interest Period of [one/two/three/six months]2] [converted into a Borrowing of [ABR Loans] [RFR Loans] [Term Benchmark Loans with an Interest Period of [one/two/three/six months]3]].4
[The undersigned hereby certifies that no Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation]].5

[Signature Page Follows]

2 With respect to (i) any EURIBOR Rate Borrowing or Term SOFR Rate Borrowing, the Interest Period may be one, three or six months and (ii) any Term CORRA Rate Borrowing, the Interest Period may be one, two or three months, in each case subject to the availability of the Benchmark applicable to such Borrowing.
3 With respect to (i) any EURIBOR Rate Borrowing or Term SOFR Rate Borrowing, the Interest Period may be one, three or six months and (ii) any Term CORRA Rate Borrowing, the Interest Period may be one, two or three months, in each case subject to the availability of the Benchmark applicable to such Borrowing.
4 In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect the same.
5 In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Term Benchmark Loan or in the case of a continuation of a Term Benchmark Loan.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized Responsible Officer as of the date first written above.

Very truly yours,
HIMS & HERS HEALTH, INC.
By:
Name:
Title:

[Signature Page to Interest Election Request]

EXHIBIT D-1
[FORM OF]
REVOLVING LOAN NOTE
New York, New York
___________ ___, _____
FOR VALUE RECEIVED, [HIMS & HERS HEALTH, INC., a corporation organized and existing under the laws of the State of Delaware]1 (the “Borrower”), hereby promises to pay to _______________________ or its registered assigns (the “Revolving Lender”), in dollars, in immediately available funds, at the office of JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) located at 131 S Dearborn St, Floor 04, Chicago, Illinois 60603-5506 on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Revolving Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
Borrower promises also to pay to the Revolving Lender interest on the unpaid principal amount of each Revolving Loan incurred by Borrower from the Revolving Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.
This Note is one of the Revolving Loan Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the other Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, the Collateral Agent, Issuing Bank and Swing Line Lender, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
1    Hims & Hers Health, Inc. or applicable Subsidiary Borrower

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
[HIMS & HERS HEALTH, INC.]1
By:
Name:
Title:

1     Hims & Hers Heath, Inc. or applicable Subsidiary Borrower.
[Signature Page to Revolving Loan Note]

EXHIBIT D-2
[FORM OF]
SWING LINE NOTE
New York, New York
___________ ___, _____
FOR VALUE RECEIVED, [HIMS & HERS HEALTH, INC., a corporation organized and existing under the laws of the State of Delaware]1 (the “Borrower”), hereby promises to pay to ______________ or its registered assigns (the “Swing Line Lender”), in dollars, in immediately available funds, at the office of JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) located at 131 S Dearborn St, Floor 04, Chicago, Illinois 60603-5506 on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Swing Line Loans (as defined in the Credit Agreement) made by the Swing Line Lender to Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
Borrower promises also to pay to the Swing Line Lender interest on the unpaid principal amount of each Swing Line Loan incurred by Borrower from the Swing Line Lender in like money at said office from the date such Swing Line Loan is made until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.
This Note is one of the Swing Loan Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among Borrower, the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, the Collateral Agent, Issuing Bank and Swing Line Lender, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
1     Hims & Hers Health, Inc. or applicable Subsidiary Borrower.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
[HIMS & HERS HEALTH, INC.]1
By:
Name:
Title:

1     Hims & Hers Health, Inc. or applicable Subsidiary Borrower.
[Signature Page to Swing Line Note]

EXHIBIT E
[Reserved]

EXHIBIT F
[FORM OF]
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hims & Hers Health, Inc., a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), Collateral Agent, Issuing Bank and Swing Line Lender.
1.I am the duly elected, qualified and acting [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of Parent Borrower.
2.I have reviewed and am familiar with the contents of this Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Parent Borrower.
3.I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the fiscal [quarter][year] of Parent Borrower ended [                 ] attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.1 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes]1.
4.No Default has occurred and is continuing as of the date hereof[, except for ______________]2.
5.There has been no change in GAAP or in the application thereof applicable to Parent Borrower and its consolidated Subsidiaries since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement that has had a material impact on the Financial Statements [,except for _________________, the effect of which on the Financial Statements has been [_______________]]3.
6.Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) computations of Total Leverage Ratio and the Interest Coverage Ratio of the Loan Parties, in each case as of the last day of the most recent fiscal quarter covered by the financial statements.
1     To be included only if the Compliance Certificate is certifying the quarterly financials.
2     Specify the details of any Default, if any, and any action taken or proposed to be taken with respect thereto.
3     If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

[Remainder of page intentionally left blank]IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.
HIMS & HERS HEALTH, INC.
By:
Name:
Title:

ANNEX 1
[Applicable Financial Statements to be attached if applicable]

ANNEX 2
The information described herein is as of [_______, ______]1 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Effective Date][___________, _______]2 to the Computation Date (the “Relevant Period”).
Total Leverage Ratio
1.    Total Indebtedness of Parent Borrower and its
Subsidiaries.    $ _______
2.    Consolidated Net Income of Parent Borrower and its
Subsidiaries plus    $ _______
3.    all as determined on a consolidated basis, without
duplication and (except with respect to clause (l) to the
extent deducted in determining Consolidated Net
Income) the sum of:
a.    consolidated tax expense based on income,
profits or capital, including, without
limitation, foreign, state, franchise, capital and
similar taxes and withholding taxes paid or
accrued    $ _______
b.    total interest expense, and, to the extent not
reflected in such total interest expense, any
losses on hedging obligations or other
derivative instruments entered into for the
purpose of hedging interest rate risk, net of
gains on such hedging obligations or such
derivative instruments, and financial
institution and letter of credit fees and costs of
surety bonds in connection with financing
activities plus expenses associated with the
equity component of, and any mark to market
losses with respect to, convertible debt
instruments    $ _______
c.    depreciation and amortization expense    $ _______
1     Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
2     Insert the Effective Date, in the case of the first Compliance Certificate and thereafter, the first day of the most recently completed fiscal quarter of Parent Borrower ended on the Computation Date.

d.    amortization of intangibles (including, but not
limited to, goodwill)    $ _______
e.    extraordinary, unusual or non-recurring
charges or losses    $ _______
f.    non-cash equity-based compensation expenses
and payroll tax expense related to equity-
based compensation expenses    $ _______
g.    any other non-cash charges, non-cash
expenses or non-cash losses (excluding any
such charge, expense or loss incurred in the
ordinary course of business that constitutes an
accrual of, or a reserve for, cash charges for
any future period), including goodwill and
tangible and intangible asset impairment charges; provided,
however that cash payments made in such
period or in any future period in respect of
such non-cash charges, expenses or losses
(excluding any such charge, expense or loss
incurred in the ordinary course of business
that constitutes an accrual of, or a reserve for,
cash charges for any future period) shall be
subtracted from Consolidated Net Income in
calculating Consolidated EBITDA in the
period when such payments are made    $ _______
h.    accruals or expenses related to settlements or
payment of legal claims    $ _______
i.    transaction costs, fees and expenses associated with the Credit
Agreement, the other Loan Documents and the
Transactions and with any actual, proposed or
contemplated issuance of Equity Interests, the
making of any Investment, Acquisition, Joint
Venture or disposition, or the issuance or
incurrence of Indebtedness (including
Incremental Equivalent Debt) or refinancings    $ _______
j.    in connection with Acquisitions of Foreign
Subsidiaries, expenses recognized on
conversion from IFRS to GAAP for items
capitalized under IFRS but expensed under
GAAP    $ _______

k.    cash receipts (or any netting arrangements
resulting in reduced cash expenditures) not
included in the calculation of Consolidated
Net Income in any period to the extent non-
cash gains relating to such income were
deducted in the calculation of Consolidated
EBITDA pursuant to clause (iii) below for any
previous period and not added back    $ _______
l.    the amount of “run rate” net cost savings, cost
synergies and operating expense reductions
projected by the Parent Borrower in good faith
to be realized as a result of specified actions
taken prior to the end of such fiscal period, or
with respect to any net cost savings, cost synergies
and/or operating expense reductions arising
solely as a result of an Acquisition which are
expected to be taken within 18 months of the closing
of such Acquisition (in each case calculated
on a pro forma basis as though such net cost
savings, cost synergies and/or operating expense
reductions had been realized on the first day of
such fiscal period and as if such net cost savings,
cost synergies and operating expense reductions
were realized during the entirety of such fiscal
period), in each case net of the amount of actual
benefits realized during such fiscal period from
such actions; provided that: (i) such net cost savings,
cost synergies and operating expense reductions
(x) are reasonably identifiable and factually
supportable, (y) have been determined by the Parent
Borrower in good faith to be reasonably anticipated
to be realized within 18 months following the taking
of the applicable actions giving rise thereto and
(z) are set forth in reasonable detail on a certificate
of a Responsible Officer of the Parent Borrower
delivered to the Administrative Agent and (ii)
the aggregate amount of net cost savings, cost
synergies and operating expense reductions
included in Consolidated EBITDA pursuant to
this clause (l) and clause (m) below in any
Test Period shall not exceed 20% of Consolidated
EBITDA determined for the applicable period
prior to giving effect to amounts included pursuant to
this clause (l) and clause (m) below    $ _______

m.    any restructuring and similar charges,
accruals, reserves, costs and expenses;
provided that the aggregate amount of
restructuring and similar charges, accruals,
reserves, costs and expenses included in
Consolidated EBITDA pursuant to this clause
(m) and clause (l) above in any Test Period
shall not exceed 20% of Consolidated
EBITDA determined for the applicable period
prior to giving effect to amounts included
pursuant to this clause (m) and clause (l) above    $ _______
n.    any currency translation losses (including any
currency hedging losses) and $ _______
m.    any earnout payments or related non-cash changes in values of those earnouts or other contingent obligations in connection with acquisitions $ _______
minus
4.    without duplication and to the extent included in
determining Consolidated Net Income, the sum of:
i.    interest income    $ _______
ii.    any unusual or non-recurring income or gains    $ _______
iii.    any other non-cash income other than accrual
of revenue in the ordinary course of business
(excluding any items that represent the
reversal of any accrual of, or cash reserve for,
anticipated cash charges in any period that are
described in parenthetical to clause (g) above)
and.    $ _______
iv    any currency translation gains (including any
currency hedging gains)    $ _______
5.    Consolidated EBITDA (total of items 2 and 3(a)
through 3(n) minus total of items 4(i) through 4(iv))
Ratio of item 1 to item 5    ___ to ___
Maximum allowed    3.50 to 1.00
Interest Coverage Ratio

1.Consolidated EBITDA (item 5 from above).    $ _______
2.Interest Expense of Parent Borrower and its Subsidiaries    $ _______
Ratio of item 1 to item 2    ___ to ___
Minimum Required    3.00 to 1.00

EXHIBIT G
[FORM OF]
MATURITY DATE EXTENSION REQUEST
JPMorgan Chase Bank, N.A., as the Administrative Agent
for the Lenders parties to the
Credit Agreement referred to below
131 S Dearborn St, Floor 04, Chicago, Illinois 60603-5506
Attention: Loan and Agency Servicing
Email: jpm.agency.cri@jpmchase.com
[Date]
Ladies and Gentlemen:
Reference is made to the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hims & Hers Health, Inc., a Delaware corporation, the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender. In accordance with Section 2.20 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [_________], 20[__] to [__________], 20[ _], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable under the Credit Agreement to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date, which changes shall become effective on [__________], 20[__]] [and] [(iii) the amendments or modifications to the terms of the Credit Agreement to be effected in connection with this Maturity Date Extension Request as set forth below, which amendments shall become effective on [_________], 20[__]:
[___________].
HIMS & HERS HEALTH, INC., as Borrower Representative
By:
Name:
Title:

The undersigned consents to the requested amendments to the terms of the Credit Agreement and further consents (a) in its capacity as a Lender, to the requested extension of the Maturity Date with respect to $[ ] of its Commitments and (b) in its capacity as an Issuing Bank, to the requested extension of the Maturity Date with respect to $[ ] of its Issuing Bank Sublimit.
Name of Institution: [      ], as Lender [and Issuing Bank],

By:
Name:
Title:
For any Institution requiring a second signature line:
By:
Name:
Title:

EXHIBIT H
[FORM OF]
COUNTERPART AGREEMENT
This Counterpart Agreement, dated [___________] (this “Counterpart Agreement”) is delivered pursuant to that certain the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hims & Hers Health, Inc., a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender.
Section 1.    Pursuant to Section 5.10 of the Credit Agreement, the undersigned (the “New Guarantor”) hereby agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof with the same force and effect as if originally named therein as a Guarantor; and
(a)    represents and warrants that each of the representations and warranties set forth in the Credit Agreement (other than such representations and warranties that relate solely to facts and conditions as of the Effective Date) and applicable to the undersigned is true and correct in all material respects as of the date hereof; provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or “Material Adverse Effect” in the text thereof.
Section 2.    Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given to the Parent Borrower in accordance with Section 10.1 of the Credit Agreement. In case any provision in or obligation under this Counterpart Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
THIS COUNTERPART AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 10.9(B) OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.
[NAME OF NEW GUARANTOR]
By:
Name:
Title:
ACKNOWLEDGED AND ACCEPTED, as of the date above first written:
JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent
By:
Name:
Title:

EXHIBIT I
[FORM OF]
SOLVENCY CERTIFICATE
[●], 2025
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.I am the [title of a Financial Officer] of Hims & Hers Health, Inc., a Delaware corporation (the “Parent Borrower”).
2.Reference is made to Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, Collateral Agent, Issuing Bank and Swing Line Lender.
3.I have reviewed the Credit Agreement and other Loan Documents and the contents of this Solvency Certificate and, in connection herewith, have reviewed such other documentation and information and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
4.Based upon my review and examination described in paragraph 3 above, I certify in my capacity as a Financial Officer of Parent Borrower and not in any individual capacity that, as of the date hereof, Parent Borrower is, individually and together with its Subsidiaries, after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents (assuming for this purpose that the full amount of the Commitments is drawn on the date hereof), Solvent.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date first above written.
HIMS & HERS HEALTH, INC.
By:
Name:
Title: [Financial Officer]

EXHIBIT J-1 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 18, 2025, among Hims & Hers Health, Inc., a Delaware corporation, the Subsidiary Borrowers from time to time party thereto, the other Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders thereunder (as modified, supplemented, extended, amended, restated or amended and restated from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]

J-1-1

[NAME OF LENDER]
By:
Name:
Title:
Date:    _____________, 20[   ]

J-1-2

EXHIBIT J-2 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 18, 2025, among Hims & Hers Health, Inc., a Delaware corporation, the Subsidiary Borrowers party from to time to time thereto, the other Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders thereunder (as modified, supplemented, extended, amended, restated or amended and restated from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]

J-2-1

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date:    _____________, 20[   ]

J-2-2

EXHIBIT J-3 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 18, 2025, among Hims & Hers Health, Inc., a Delaware corporation, the Subsidiary Borrowers from time to time party thereto, the other Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders thereunder (as modified, supplemented, extended, amended, restated or amended and restated from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c) (3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such direct and indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]

J-3-1

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date:    _____________, 20[   ]

J-3-2

EXHIBIT J-4 to
Revolving Credit and Guaranty Agreement
[FORM OF]
PORTFOLIO INTEREST CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of February 18, 2025, among Hims & Hers Health, Inc., a Delaware corporation, the Subsidiary Borrowers from time to time party thereto, the other Guarantors party thereto, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders thereunder (as modified, supplemented, extended, amended, restated or amended and restated from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3) (A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN- E, as applicable, from each of such direct and indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[SIGNATURE PAGE FOLLOWS]
J-4-1

J-4-2

[NAME OF LENDER]
By:
Name:
Title:
Date:    _____________, 20[   ]

J-4-3

EXHIBIT K
[FORM OF]
BORROWER SUPPLEMENT
To    JPMorgan Chase Bank, N.A., as
Administrative Agent, and
Lenders party to the Credit
Agreement referred to below
Ladies and Gentlemen:
Reference is made to the Revolving Credit and Guaranty Agreement, dated as of February 18, 2025 among Hims & Hers Health, Inc., a Delaware corporation, the Subsidiary Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, the Collateral Agent, Issuing Bank and Swing Line Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
The undersigned, ____________ (the “Subsidiary”), a ____________ [corporation], wishes to become a “Borrower” under the Credit Agreement, and accordingly agrees that from the date hereof it shall become a “Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Revolving Loans made to it under the Credit Agreement and performance of all of its other obligations thereunder in its capacity as a Borrower (other than contingent indemnification or similar obligations not yet due and payable), and termination hereunder of its status as a “Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a “Borrower” or a “Subsidiary Borrower.” Without limiting the generality of the foregoing, the Subsidiary affirms the jurisdictional and other provisions of Section 10.9 and 10.10 of the Credit Agreement and acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary authorizes Parent Borrower to act on its behalf as and to the extent provided for in Section 2 of the Credit Agreement in connection with the selection of Types and Interest Periods for Revolving Loans and with the issuance of Swing Line Loans and Letters of Credit, and the conversion and continuation of Revolving Loans.
So long as the principal of and interest on all Revolving Loans made to the Subsidiary under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary in its capacity as a Borrower (other than contingent indemnification or similar obligations not yet due and payable) shall have been fully performed, the Subsidiary may, upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate its status as a “Borrower”.
    K-1

The Subsidiary makes and confirms all representations and warranties applicable to it contained in Article 3 of the Credit Agreement.
CHOICE OF LAW. THIS BORROWER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature Page Follows]

    K-2

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Borrower Supplement as of the date and year first above written.
[SUBSIDIARY NAME]
By:
Name:
Title:

Address for Notices under the Credit Agreement:
Consented to:
HIMS & HERS HEALTH, INC.
By:
Name:
Title:
Consented to:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:
    K-3